$100,000,000
Revolving Credit Facility
CREDIT AGREEMENT
among
J2 GLOBAL, INC.,
a Delaware corporation,
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
MUFG UNION BANK, N.A.,
as Administrative Agent,

MUFG UNION BANK, N.A.,
as Collateral Agent,

and
MUFG UNION BANK, N.A.,
as Sole Lead Arranger
Dated as of April 7, 2021

136368826_13

TABLE OF CONTENTS
Page

136368826_13

136368826_13

136368826_13

9.21 All Powers Coupled with Interest	125
9.22 Acknowledgement Regarding Any Supported QFCs	125

136368826_13

Exhibits
A-1    Form of Revolving Note
A-2    Form of Swing Line Note
B    Form of Continuation Notice
C    Form of Borrowing Notice
D    Form of Covenant Compliance Certificate
E    Form of Assignment and Acceptance
F-1    Form of U.S. Tax Compliance Certificate
F-2    Form of U.S. Tax Compliance Certificate
F-3    Form of U.S. Tax Compliance Certificate
F-4    Form of U.S. Tax Compliance Certificate
G    Form of Joinder Agreement

Schedules
A    Commitments
3.13    Subsidiaries
3.17    Capital Structure and Equity Ownership
5.14    Post-Closing Obligations
6.2    Existing Indebtedness
6.3    Existing Liens
6.7    Existing Investments
6.8    Existing Contracts with Non-Wholly Owned Restricted Subsidiaries
6.10    Certain Agreements

136368826_13

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of April 7, 2021, among (1) J2 GLOBAL, INC., a Delaware corporation (the “Borrower”), (2) the several banks and other lenders from time to time parties to this Agreement (the “Lenders”), (3) MUFG UNION BANK, N.A. (“MUB”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and (4) MUB, as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).
RECITALS
The Borrower has requested that the Lenders make available to it a revolving credit facility for use by it in financing working capital and for general corporate purposes, including acquisitions and capital expenditures. The Lenders are willing to make available such facility on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1.DEFINITIONS
a.Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition”: any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of its Restricted Subsidiaries directly or indirectly (a) acquires any division, any operating business unit or any line of business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction, or as the most recent transaction in a series of transactions, control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.
“Administrative Agent”: as defined in the preamble hereto, and any successor thereto appointed pursuant to Section 8.6.
“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such

136368826_13

Person or (b) solely when used with reference to the Borrower and its Subsidiaries (including, without limitation, Sections 3.15, 4.2(a) and 6.8 hereof), any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Aggregate Revolving Loan Commitment”: the sum of the Revolving Loan Commitments of all Lenders, as such amount may be reduced from time to time in accordance with the terms of this Agreement. On the Closing Date, the Aggregate Revolving Loan Commitment is $100,000,000.
“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Terrorism Laws”: all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules administered by OFAC, and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules comprising or implementing these laws.
“Applicable Margin”: with respect to Revolving Loans and the unused commitment fee referred to in Section 2.16, subject to Section 2.7(d), the applicable per annum rate for such Type of Loan or fee as set forth below:

Leverage Level	Total Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Commitment Fee
1	< 1.50	150 bps	50 bps	27.5 bps
2	>1.50 and < 2.50	175 bps	75 bps	32.5 bps
3	>2.50 and < 3.50	200 bps	100 bps	37.5 bps
4	> 3.50	225 bps	125 bps	42.5 bps

Notwithstanding the foregoing or any provision herein to the contrary, during the period from and including the Closing Date through and including the date that is three (3) Business Days after receipt by the Administrative Agent of the Covenant Compliance Certificate referred to in Section 5.2(a) with respect to the period ending June 30, 2021, the Applicable Margin shall be that set forth for Leverage Level 3. Thereafter, the Applicable Margin is subject to change

136368826_13

following receipt by the Administrative Agent of a Covenant Compliance Certificate pursuant to Section 2.7(d).
“Approved Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition thereof (including any division); provided that the following are not included in the definition of “Asset Disposition”:
(1)     a disposition to the Borrower or a Restricted Subsidiary; provided that any such disposition by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be (i) for at least fair market value (as determined in good faith by the Borrower) or (ii) treated as an Investment and otherwise made in compliance with Section 6.7;
(2)    the disposition by the Borrower or any Restricted Subsidiary in the ordinary course of business of (i) cash, cash management investments and Cash Equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;
(3)    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(4)    Liens permitted under Section 6.3 and dispositions permitted under Section 6.4, Section 6.6 or Section 6.7;
(5)    leases, subleases, non-exclusive licenses, non-exclusive sublicenses, covenants not to sue, releases, immunities, or similar rights including with respect to intellectual property, in each case granted in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;
(6)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(7)    involuntary condemnation or any similar action on assets;
(8)    the unwinding of any Hedging Agreements;
(9)    to the extent allowable under Section 1031 of the Code or any successor provision, any exchange of like property (excluding any boot thereon) for use in a business permitted under Section 6.12; and

136368826_13

(10)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom dispositions with an aggregate fair market value (as determined by the Borrower in good faith) not to exceed $5,000,000 in any fiscal year of the Borrower.
“Assignment and Acceptance”: an Assignment and Acceptance substantially in the form of Exhibit E to this Agreement.
“Attributable Debt”: in respect of a sale and leaseback transaction, the present value, discounted at the interest rate implicit in the sale and leaseback transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the sale and leaseback transaction (including any period for which such lease has been extended).
“Available Revolving Loan Commitment”: with respect to each Revolving Loan Lender on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of (i) such Lender’s Revolving Loans outstanding, and (ii) the amount obtained by multiplying such Lender’s Commitment Percentage by the aggregate Letter of Credit Amount of all Letters of Credit outstanding, all Swing Line Loans outstanding and the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate”: for any day, a rate per annum equal to the greatest of (x) the Federal Funds Effective Rate in effect on such day plus 1∕2 of 1% per annum, (y) the rate of interest per annum most recently announced by the Administrative Agent as its U.S. Dollar “Reference Rate” and (z) one month LIBOR plus 1.00%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Base Rate. If, for any reason, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that (i) it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain

136368826_13

sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (x) of the first sentence of this definition or (ii) it is unable to ascertain the Reference Rate for any reason, the Base Rate shall be determined without regard to clause (y) of the first sentence of this definition, in each case until the circumstances giving rise to such inability, respectively, no longer exist. Any change in the Base Rate due to a change in the Federal Funds Effective Rate, the Reference Rate or one-month LIBOR, as the case may be, shall be effective on the effective date of such change in the Federal Funds Effective Rate, Reference Rate or one-month LIBOR, as applicable.
“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
“Benchmark Replacement”: as defined in Section 2.9(b) hereof.
“Benchmark Replacement Conforming Changes”: as defined in Section 2.9(b) hereof.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 CFR § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Person”: a Person (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which the Administrative Agent, the Collateral Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower”: as defined in the preamble hereto.
“Borrower Materials”: as defined in Section 5.2 hereof.
“Borrowing Notice”: a notice from the Borrower to the Administrative Agent requesting a borrowing of Loans, substantially in the form of Exhibit C attached hereto.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California or the State of New York are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

136368826_13

“Capital Expenditures”: for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities) by such Person for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP, including all Capitalized Lease Obligations.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.
“Capitalized Lease Obligations”: obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the Issuing Bank (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Bank, the Swing Line Lender or the Lenders, as collateral for Letter of Credit obligations or obligations of the Lenders to fund participations in respect of Letters of Credit or Swing Line Loans, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank and the Swing Line Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents”: (1) Dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or money in other currencies received in the ordinary course of business by the Borrower or any of its Subsidiaries; (2) obligations issued or directly and fully guaranteed or insured by the United States or by any agent or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or certificates representing an ownership interest in such obligations with maturities not exceeding one year from the date of acquisition thereof; (3) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptances, maturing not more than one year after the date of acquisition thereof, or overnight federal funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million; (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. (or any successor thereto) or A-1 by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) (or any successor thereto) and maturing within twelve months after the date of acquisition thereof; (6) instruments equivalent to those referred to in clauses (1) through (5) above denominated in euro or pounds

136368826_13

sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States; (7) money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (5) above; and (8) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.
“Cash Management Obligations”: obligations of the Borrower and its Restricted Subsidiaries to MUB, any Lender or any Affiliate of a Lender in respect of treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit or debit card and other card services (including commercial (or purchasing) card programs), automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services).
“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control”: (a) the acquisition of “beneficial ownership”, directly or indirectly, by any “person” or “group” (with such terms having the meanings assigned thereto by the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower (it being acknowledged and agreed that in making the determination under this clause (a) at any time, a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire at such time, whether such right is exercisable immediately or only after the passage of time), (b) the Borrower is liquidated or dissolved or adopts a plan of dissolution or (c) a “change in control” or any comparable term under, and as defined in, any agreement governing Material Indebtedness, shall have occurred.
“Closing Date”: the date on which the conditions set forth in Section 4.1 are satisfied.
“Code”: the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

136368826_13

“Collateral Agent”: as defined in the preamble hereto, and any successor thereto appointed pursuant to Section 8.6.
“Collateral Agreement”: the collateral agreement of even date herewith executed by the Loan Parties in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.
“Commitment”: a Revolving Loan Commitment.
“Commitment Increase Notice”: as defined in Section 2.22(a) hereof.
“Commitment Percentage”: with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Revolving Loan Commitment bears to the Aggregate Revolving Loan Commitment.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.
“Consolidated”: when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Net Income”: for any period with respect to the Borrower and its Restricted Subsidiaries, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a Consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:
(1)    the net income (but not loss) of any Unrestricted Subsidiary, except to the extent of the dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries (subject to clause (2) below) by such Unrestricted Subsidiary during such period;
(2)    solely for the purpose of determining the amount available for Restricted Payments under Section 6.6(iv), the net income (but not loss) of any Restricted Subsidiary that is not a Guarantor, to the extent that, at the date of determination, the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income (i) is not permitted without any prior Governmental Authorization (that has not been obtained), (ii) directly or indirectly, is otherwise restricted by operation of the terms of its charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Restricted Subsidiary, unless such restrictions have been legally waived or (iii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will include the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) or Cash Equivalents by any such

136368826_13

Restricted Subsidiary to a Loan Party in respect of such period, to the extent not already included therein;
(3)    all extraordinary, nonrecurring or unusual gains or losses or income or expenses, including, without limitation, (i) any expenses related to severance or relocation expenses and fees, (ii) restructuring costs (provided that the aggregate amount of cash losses or expenses excluded pursuant to clauses (i) and (ii), together with any other nonrecurring cash losses, costs, charges or expenses excluded pursuant to this clause (3), shall not exceed 15.0% of EBITDA for the Borrower and its Restricted Subsidiaries for such reference period (calculated prior to giving effect to this clause (3))), (iii) any expenses, costs or charges incurred in connection with any offering of Capital Stock, an investment permitted under Section 6.7, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof, (iv) all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, and (v) together with any related provision for taxes on any such gain, loss, income or expense;
(4)    any after-tax effect of gains or losses from the early extinguishment or cancellation of any Hedging Agreement or other derivative instrument (including deferred financing costs written off and premiums paid);
(5)    gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;
(6)    non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards;
(7)    any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);
(8)    goodwill write-downs or other non-cash impairments of assets;
(9)    the cumulative effect of a change in accounting principles;
(10)    the income (or loss) of any Person (other than a Subsidiary), in which the Borrower or any of its Restricted Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Restricted Subsidiaries by dividend or other distribution during such period; and
(11)     the net income (or loss) of any Subsidiary that is not a wholly-owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary.

136368826_13

“Consolidated Total Assets”: the total Consolidated assets of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered under this Agreement.
“Continuation Notice”: a request for continuation or conversion of a Loan as set forth in Section 2.5, substantially in the form of Exhibit B attached hereto.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Foreign Corporation”: a “controlled foreign corporation” (within the meaning of Section 957 of the Code) of which the Borrower or a Subsidiary of the Borrower is a “United States shareholder” (within the meaning of Section 951 of the Code).
“Correct Applicable Margin”: as defined in Section 2.7(e) hereto.
“Covenant Compliance Certificate”: a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit D attached hereto.
“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Lender”: subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a

136368826_13

Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swing Line Lender and each Lender.
“Depreciation and Amortization Expense”: with respect to the Borrower and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Agreements and amortization of intangibles, including, but not limited to, goodwill, of such Person and otherwise determined in accordance with GAAP.
“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), (b) is redeemable at the option of the holder (other than solely for Qualified Stock or as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), in whole or in part, or (c) are or become convertible into, or exchangeable for, Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case of clauses (a) through (c), on or prior to the date that is 91 days after the Revolving Loan Commitment Expiration Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Restricted

136368826_13

Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Stock will not be deemed to be Disqualified Stock.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EBITDA”: for any period, the sum of the following determined on a Consolidated basis, without duplication, and (except where otherwise expressly set forth herein) for the Borrower and its Restricted Subsidiaries:
(1)    Consolidated Net Income, plus
(2)    Interest Expense, to the extent deducted in calculating Consolidated Net Income, plus
(3)    any loss (or minus any net gain) included in the consolidated financial statements of such Person due to the application of Accounting Standards Codification Topic No. 810, to the extent deducted (or included) in calculating Consolidated Net Income; plus
(4)    to the extent deducted in calculating Consolidated Net Income:
(A)    provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax); and
(B)    Depreciation and Amortization Expense and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (not including non-cash items in a period which reflect cash received or expected to be received in another period);
provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

136368826_13

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record”: as defined in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature”: as defined in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Counterparty”: the Administrative Agent, any Affiliate of the Administrative Agent, any Lender and any Affiliate of any Lender, in each case that from time to time enters into a Lender Hedging Agreement with the Borrower or any of its Restricted Subsidiaries; provided, the term “Eligible Counterparty” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person enters into a Lender Hedging Agreement, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be.
“Engagement Letter”: that certain side letter dated as of October 14, 2020, executed between the Borrower and the Administrative Agent with respect to, amongst other things, certain fees payable in connection with this Agreement, as it may be amended, modified or restated from time to time.
“Environmental Laws”: all federal, state and local laws, rules and regulations governing (a) environmental matters, (b) the generation, use, control, removal, storage, transportation, spill, release or discharge of hazardous substances and (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including without limitation as provided in the provisions of and the regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), (ii) the Solid Waste Disposal Act (42 U.S.C. §§6901 et seq.), (iii) the Clean Air Act (42 U.S.C. §§7401 et seq.), (iv) the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), (v) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), (vi) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.), (vii) the Safe Drinking Water Act (42 U.S.C. §§3000(f) et seq.), and (viii) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), all as heretofore or hereafter amended.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single

136368826_13

employer under Sections 414(b) or (c) of the Code, or, solely with respect to Section 412 of the Code, Sections 414(m) or (o) of the Code or Section 4001(b) of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurodollar Business Day”: any day on which banks are open for dealings in Dollar deposits in the London interbank market.
“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Excluded Asset”: as defined in the Collateral Agreement.
“Excluded Swap Obligations”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under the keepwell provisions in the Guarantee Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such

136368826_13

Recipient’s failure to comply with Section 2.13(e) and (d) any United States federal withholding Taxes imposed under FATCA.
“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement with respect to the foregoing, and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any applicable intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the implementation of the foregoing.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of national recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Statements”: the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related statements of income and cash flows as of and for the fiscal year then ended.
“Foreign Lender”: a Lender that is not a U.S. Person.
“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure”: at any time there is a Defaulting Lender, (a) as to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Amount other than such portion of the Letter of Credit Amount as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) as to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP”: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the

136368826_13

accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority”: the government of the United States or any other nation or, in each case, any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantee Agreement”: that certain Guarantee Agreement, dated as of the Closing Date, executed by each of its wholly-owned Domestic Subsidiaries that is a Significant Subsidiary existing on the Closing Date, each Subsidiary that is not otherwise required to be a Guarantor that the Borrower elects, and the Administrative Agent approves, to cause to become a Guarantor, and each additional Significant Subsidiary that becomes a party thereto pursuant to Section 5.11 hereof, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.
“Guarantors”: collectively, (a) each Subsidiary that is party to the Guarantee Agreement on the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 5.11 hereof.
“Hazardous Substances”: any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or words of similar import or meaning, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity and includes, without limitation, asbestos and asbestos containing materials, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated materials and chemicals which may cause cancer or reproductive toxicity, which is or becomes designated, classified or regulated as being “toxic”, “hazardous” or similarly designated, classified or regulated under any Environmental Laws.
“Hedging Agreements”: as defined in the definition of “Hedging Obligations” in this Section 1.1.
“Hedging Obligations”: of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-

136368826_13

denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing; provided that Hedging Obligations shall not include Excluded Swap Obligations.
“Immaterial Domestic Subsidiary”: any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary that is designated as an Immaterial Domestic Subsidiary on Schedule 3.13 or in writing to the Administrative Agent after the Closing Date and that did not have (1) EBITDA (determined for this purpose only to refer to such Domestic Subsidiary of the Borrower that is a Restricted Subsidiary) in excess of 5% of the Borrower and its Restricted Subsidiaries’ EBITDA for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered to the Lenders on or prior to the Closing Date or pursuant to Section 5.1(a)(i) or (ii), as applicable or (2) total assets in excess of 5% of the Borrower and its Restricted Subsidiaries’ Consolidated total assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders on or prior to the Closing Date or pursuant to Section 5.1(a)(i) or (ii), as applicable; provided that (i) all Domestic Subsidiaries of the Borrower that are Restricted Subsidiaries designated as “Immaterial Domestic Subsidiaries” taken together shall not have EBITDA (determined for this purpose only to refer to such Immaterial Domestic Subsidiaries taken as a whole) for any four fiscal quarter period of the Borrower or total assets as of the last day of any fiscal quarter in an amount that is equal to or greater than 10% of the EBITDA, or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such period, as the case may be, and (ii) to the extent such limitation would be exceeded, the Borrower shall designate Restricted Subsidiaries to the Administrative Agent to no longer be designated as Immaterial Domestic Subsidiaries so that such limitation would not be exceeded; provided further that any Subsidiary that is a borrower, issuer, guarantor or otherwise contractually liable for the payment of any Material Indebtedness may not be an Immaterial Domestic Subsidiary.
“Immaterial Foreign Subsidiary”: any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary that is designated as an Immaterial Foreign Subsidiary on Schedule 3.13 or in writing to the Administrative Agent after the Closing Date and that did not have (1) EBITDA (determined for this purpose only to refer to such Foreign Subsidiary of the Borrower that is a Restricted Subsidiary) in excess of 5% of the Borrower and its Restricted Subsidiaries’ EBITDA for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered to the Lenders on or prior to the Closing Date or pursuant to Section 5.1(a)(i) or (ii), as applicable or (2) total assets in excess of 5% of the Borrower and its Restricted Subsidiaries’ Consolidated total assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders on or prior to the Closing Date or pursuant to Section 5.1(a)(i) or (ii), as applicable; provided that, other than in the case of Sections 3.13, 5.2(a) and 5.11(b), (i) all Foreign Subsidiaries of the Borrower that are Restricted Subsidiaries designated as “Immaterial Foreign Subsidiaries” taken together shall not have EBITDA (determined for this purpose only to refer to such Immaterial Foreign Subsidiaries taken as a whole) for any four fiscal quarter period of the Borrower or total assets as of the last day of any fiscal quarter in an amount that is equal to or greater than 10% of the EBITDA, or

136368826_13

total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such period, as the case may be, and (ii) to the extent such limitation would be exceeded, the Borrower shall designate one or more Foreign Subsidiaries that are Restricted Subsidiaries to the Administrative Agent to no longer be designated as Immaterial Foreign Subsidiaries so that such limitation would not be exceeded.
“Immaterial Subsidiary” means any Immaterial Domestic Subsidiary or Immaterial Foreign Subsidiary.
“Incremental Facility Supplement”: as defined in Section 2.22(c) hereof.
“Indebtedness”: as to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations, contingent or otherwise, of such Person under bankers’ acceptances, letters of credit or similar facilities, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within ten (10) Business Days; (e) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding (x) trade payables and, to the extent constituting indebtedness, deferred revenue incurred in the ordinary course of business, and (y) any earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP; (f) all obligations of such Person as lessee under Capitalized Lease Obligations; (g) all Indebtedness of other Persons guaranteed by such Person to the extent so guaranteed; (h) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that in no event shall an operating lease (and any filing, recording or other action in connection therewith) be deemed Indebtedness; (i) all obligations of such Person in respect of Disqualified Stock and (j) all obligations of such Person under Hedging Agreements.
The amount of Indebtedness of any Person will be deemed to be: (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; (B) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (C) with respect to any Indebtedness which is incurred at a discount to the principal amount at maturity thereof, as of any date, the accreted value thereof as of such date; (D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; (E) with respect to any Disqualified Stock in the form of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due and (F) otherwise, the outstanding principal amount thereof; provided, however, that Indebtedness shall not include (x) any holdback or escrow of the purchase price of property, services, businesses or assets, or (y) contingent obligations incurred in the ordinary course of business (other than (1) standby letters

136368826_13

of credit (whether issued under this Agreement or otherwise) and (2) guarantees of Indebtedness for borrowed money).
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: as defined in Section 9.5(b) hereof.
“Information” as defined in Section 9.15 hereof.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: as defined in Section 3.8 hereof.
“Interest Coverage Ratio”: as of any date of determination, the ratio of (a) EBITDA for the four fiscal quarters immediately prior to such date for which financial statements are available to (b) Interest Expense for the four fiscal quarters immediately prior to such date for which financial statements are available.
“Interest Expense”: as of any date, with respect to the Borrower and its Restricted Subsidiaries, the sum of (a) all cash interest, unused commitment fees, letter of credit fees and similar fees (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for such fiscal period by that Person to a lender in connection with borrowed money or the deferred purchase price of assets, in each case to the extent considered “interest expense” under GAAP, including the net effect of payments made or received by the Borrower and its Restricted Subsidiaries under any Hedging Agreement to the extent allocable to such period under GAAP, plus (b) the portion of rent paid or payable (without duplication) for such fiscal period by the Borrower and its Restricted Subsidiaries under Capitalized Lease Obligations that is treated as interest in accordance with GAAP plus (c) interest expense attributable to a sale and leaseback transaction permitted by Section 6.11.
“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each fiscal quarter of the Borrower to occur while any such Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of clauses (a), (b) and (c) above, the day on which any such Loan becomes due and payable in full or is paid or prepaid in full.

136368826_13

“Interest Period”: with respect to any LIBOR Loan:
(a)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, three or six months thereafter, as available, as selected by the Borrower in its Borrowing Notice or Continuation Notice, as the case may be, given with respect thereto; and
(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as available, as selected by the Borrower by irrevocable notice to the Administrative Agent in the form of a Continuation Notice delivered not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and
(iii)    any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Investment Company Act”: as defined in Section 3.12 hereof.
“Issuing Bank”: MUB, in its capacity as the Issuing Bank hereunder, and any successor thereto appointed pursuant to Section 8.6.
“Joinder Agreement”: a joinder agreement substantially in the form of Exhibit G hereto or such other form as may be reasonably approved by the Administrative Agent and the Borrower.
“Junior Obligations”: as defined in Section 6.6 hereof.
“Lender Hedging Agreement”: any Hedging Agreement entered into between the Borrower or any of its Restricted Subsidiaries and an Eligible Counterparty.
“Lenders”: as defined in the preamble hereto. References to the “Lenders” will include the Issuing Bank and the Swing Line Lender, where applicable.

136368826_13

“Lending Office”: with respect to any Lender, the office of such Lender maintaining such Lender’s extensions of credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
“Letter of Credit”: as defined in Section 2.1(a) hereof.
“Letter of Credit Amount”: the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.
“Letter of Credit Request”: a request by the Borrower for the issuance of a Letter of Credit on the Issuing Bank’s standard form of standby Letter of Credit application and agreement.
“Letter of Credit Sublimit”: as defined in Section 2.1(a) hereof.
“LIBOR”: subject to the implementation of a Benchmark Replacement in accordance with Section 2.9,
(a)for any interest rate calculation with respect to a LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

136368826_13

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0.25%.
“LIBOR Adjusted Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 –LIBOR Reserve Requirements

“LIBOR Loans”: Loans the rate of interest applicable to which is based upon LIBOR Adjusted Rate.
“LIBOR Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.
“Lien”: any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security agreement or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing) and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of the foregoing.
“Limited Condition Acquisition”: any Acquisition that (a) is not prohibited hereunder and (b) is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan”: a Revolving Loan or a Swing Line Loan, as applicable; and “Loans” means the aggregate of all Revolving Loans and Swing Line Loans, as applicable, outstanding at any given time.
“Loan Documents”: this Agreement, any Notes, the Engagement Letter, the Security Documents, the Guarantee Agreement, any Letter of Credit Requests and any other agreement executed by a Loan Party in connection therewith and herewith, as such agreements and documents may be amended, restated, supplemented and otherwise modified from time to time in accordance with the terms hereof.

136368826_13

“Loan Parties”: the Borrower and the Guarantors.
“Margin Stock”: as defined in Regulation U.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Significant Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under this Agreement or any other Loan Document, or the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder or thereunder or (c) the validity or enforceability of any material provision of the Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.
“Material Indebtedness”: Indebtedness (other than the Loans), of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.
“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure of the Issuing Bank during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 7.1, an amount equal to 103% of the aggregate outstanding amount of all Letters of Credit.
“Multiemployer Plan”: an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and which is subject to Title IV of ERISA, and in respect of which any Loan Party or any ERISA Affiliate thereof has, or during the preceding six (6) year period had, any liability (contingent or otherwise).
“New Lender”: as defined in Section 2.22(c) hereof.
“New Lender Joinder”: as defined in Section 2.22(c) hereof.
“Non-Approving Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.1 and (b) has been approved by the Required Lenders (and provided that such consent, waiver or amendment can be effected as a result of the assignment contemplated by Section 2.17).
“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.
“Non-US Lender”: a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

136368826_13

“Note”: a Revolving Note or a Swing Line Note; and “Notes” means the aggregate of all Revolving Notes and the Swing Line Note.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any of its Restricted Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Loans, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Bank, the Swing Line Lender or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, any other Loan Document, any Letter of Credit and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees and disbursements of counsel to the Administrative Agent, the Issuing Bank, the Swing Line Lender or the Lenders) that are required to be paid by any Loan Party pursuant to the terms of this Agreement, the other Loan Documents.
“OCV Fund”: OCV Fund I, L.P., a Delaware limited partnership.
“OCV LPA”: the Second Amended and Restated Limited Partnership Agreement of the OCV Fund, dated as of January 19, 2018, by and among OCV I GP, LLC, as general partner, and the limited partners party thereto from time to time.
“OFAC”: the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.
“OFAC Lists”: collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders, including Executive Order No. 13224, as that list may be amended from time to time.
“Organic Documents”: with respect to any entity, in each case to the extent applicable thereto, its certificate or articles of incorporation or organization, its bylaws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all stockholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its membership interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, a limited liability company or otherwise).
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security

136368826_13

interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Participant”: as defined in Section 9.6(d) hereof.
“Participant Register”: as defined in Section 9.6(d) hereof.
“PATRIOT Act”: as defined in Section 9.16 hereof.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.
“Permitted Acquisition”: any Acquisition consummated after the Closing Date by the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, of any Person that is either consented to by the Required Lenders in writing or that satisfies each of the following conditions, which in the case of a Limited Condition Acquisition shall be subject to Section 1.3:
(a)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)    if such transaction results in one or more new Subsidiaries of the Borrower, the Borrower shall comply with Section 5.11 in connection therewith;
(c)    the Borrower shall be in compliance with each financial covenant set forth in Section 6.1 on a pro forma basis after giving effect to such Acquisition as of the last day of the most recently ended fiscal quarter of the Borrower and, if the Permitted Acquisition Consideration therefor is in excess of $75,000,000, shall have provided a Covenant Compliance Certificate to the Administrative Agent to such effect (which Covenant Compliance Certificate shall also confirm that that all of the requirements set forth in this definition of “Permitted Acquisition” have been satisfied or will be satisfied on or prior to the consummation of such Acquisition); and
(d)    such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors (or similar governing body) or, if applicable, the requisite holders of the Capital Stock thereof.
“Permitted Acquisition Consideration”: the purchase consideration for any Permitted Acquisition payable by the Borrower or any Restricted Subsidiary and all other payments by the Borrower or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any

136368826_13

Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (it being understood that any “earn outs” with respect to any Permitted Acquisition shall be the projected value thereof, as of the date of consummation of such Permitted Acquisition, as determined in good faith by the board of directors of the Borrower and as set forth in a certificate of the Borrower certifying as to such projected value delivered to the Administrative Agent on or prior to the date of such Permitted Acquisition).
“Permitted Refinancing Indebtedness”: with respect to any Indebtedness of a Person, any modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Revolving Loan Commitment Expiration Date, (c) such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (d) to the extent the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, or extended is secured, the Liens securing such modification, refinancing, refunding, renewal, replacement or extension shall not apply to any Property of the Borrower or any Restricted Subsidiary other than the Property securing such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, Property becoming collateral under customary after-acquired Property clauses and proceeds of the foregoing and such Liens shall have same priority as the Liens securing such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured and (g) such modification, refinancing, refunding, renewal, replacement or extension shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is recourse or

136368826_13

by whom it is guaranteed, in each case as of the time of such modification, refinancing, renewal, replacement, or extension (except that (i) one or more Loan Parties (or entities that become Loan Parties) may be added as additional guarantors and (ii) to the extent that the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was Indebtedness of a Subsidiary which was not a Guarantor, Permitted Refinancing Indebtedness incurred in respect thereof may be guaranteed by any Subsidiary which is not a Guarantor).
“Person”: any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.
“Platform”: as defined in Section 9.2(d) hereof.
“Properties”: as to any Person the collective reference to the real and personal property owned, leased, used, occupied or operated, under contract, license or permit, by such Person.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender”: as defined in Section 5.2 hereof.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Stock”: all Capital Stock of a Person other than Disqualified Stock.
“Recipient”: (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender and (d) the Issuing Bank, as applicable.
“Refunded Swing Line Loans”: as defined in Section 2.21(f) hereof.
“Register”: as defined in Section 9.6(c) hereof.
“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.
“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

136368826_13

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date”: as defined in Section 8.6 hereof.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: the occurrence of any of the events set forth in Section 4043(c) of ERISA with respect to a Title IV Plan for which notice to the PBGC is required, other than those events as to which the thirty (30) day notice period is waived under PBGC regulations.
“Required Lenders”: Lenders having Commitments equal to or more than 50.1% of the Aggregate Revolving Loan Commitment or, if such Commitment has terminated, Lenders with outstanding Revolving Loans and/or participations in Letter of Credit or Swing Line Loans under such Commitment having an unpaid principal balance equal to or more than 50.1% of the sum of (i) the unpaid principal balance of all Loans outstanding, (ii) the aggregate Letter of Credit Amount and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit; provided that the Commitments, Loans and participations in Letters of Credit or Swing Lien Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Requirement of Law”: as to any Person, its Organic Documents, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date”: as defined in Section 8.6 hereof.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: with respect to any Person, the chief executive officer, president, secretary or any vice president of such Person, or, with respect to financial matters, the chief financial officer, treasurer, or controller of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payments”: as defined in Section 6.6 hereof.

136368826_13

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Revolving Commitment Increase”: as defined in Section 2.22(a) hereof.
“Revolving Loan”: as defined in Section 2.1(a) hereof.
“Revolving Loan Commitment”: the commitment of a Lender listed on Schedule A hereof or in the Assignment and Acceptance, Incremental Facility Supplement or New Lender Joinder pursuant to which it becomes a Lender hereunder, to make Revolving Loans and participate in Letters of Credit and Swing Line Loans hereunder, as the same may be adjusted pursuant to the provisions hereof.
“Revolving Loan Commitment Expiration Date”: April 7, 2026, or such earlier date as the Revolving Loan Commitments shall expire in accordance with the terms hereof (whether pursuant to Section 7.1 or otherwise).
“Revolving Loan Lender”: each Lender having (a) a Revolving Loan Commitment, (b) Revolving Loans outstanding, (c) a participation in any Letter of Credit, or (d) a participation in any Swing Line Loan.
“Revolving Note”: as defined in Section 2.1(c) hereof.
“Sanctioned Country”: at any time, a country, region or territory which is itself (or whose government is) the subject or target of any comprehensive Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Persons”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained OFAC (including the OFAC Lists), the U.S. Department of State, by the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person organized under the laws of or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions.
“Sanctions”: all economic or financial sanctions, sectoral sanctions or trade embargoes including those imposed, administered or enforced by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European member state, or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority in any jurisdiction (i) in which the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (ii) in which any of the proceeds of the Loans or Letters of Credit will be used, or (c) from which repayment of the Loans or Letters of Credit will be derived.

136368826_13

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
“Secured Obligations”: collectively, (a) the Obligations and (b) any and all obligations under Lender Hedging Agreements and any and all Cash Management Obligations; provided that “Secured Obligations” shall not include Excluded Swap Obligations.
“Secured Parties”: collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, each Eligible Counterparty, the holders of any Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, as applicable, from time to time pursuant to Section 8.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Security Documents”: the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Loan Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.
“Senior Notes”: $750 million aggregate principal amount of the Borrower’s 4.625% Senior Notes due 2030 outstanding on the Closing Date.
“Significant Subsidiary”: each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.
“Solvent”: when used with respect to any Person, that:
(a)    the fair value of such Person’s assets exceeds the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, in each case valued at the probable liability of such Person with respect thereto) of such Person as they become absolute and mature;
(b)    the present fair salable value of the assets of such Person is not less than the amount that will be required to pay its probable liabilities as such liabilities become absolute and matured;
(c)    such Person will be able to realize upon its assets and will have sufficient cash flow from operations to enable it to pay its debts, other liabilities and contingent obligations as they mature in the ordinary course of its business;
(d)    such Person does not have unreasonably small capital with which to engage in its anticipated businesses; and
(e)    such Person has not incurred any debts or liabilities under the Loan Documents, nor does such Person intend to incur, or believe that it will incur, any debts or liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured.

136368826_13

For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party”: any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.12 of the Guarantee Agreement and Section 9.17).
“Subsidiary”: as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person (irrespective of whether, at such time, stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Lender”: MUB, in its capacity as the Swing Line Lender hereunder, and any successor thereto appointed pursuant to Section 8.6.
“Swing Line Loan”: as defined in Section 2.21(a) hereof.
“Swing Line Note”: as defined in Section 2.21(c) hereof.
“Swing Line Sublimit”: as defined in Section 2.21(a) hereof.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Termination Event”: (a) a Reportable Event, (b) the institution of proceedings to terminate a Title IV Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Title IV Plan or (d) the institution of proceedings by the PBGC to appoint a trustee to administer a Title IV Plan.
“Title IV Plan”: any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is subject to Title IV of ERISA and in respect of which any Loan

136368826_13

Party or any of ERISA Affiliate thereof has, or any time during the preceding six (6) years had, any liability (contingent or otherwise).
“Total Leverage Ratio”: on any date (the “transaction date”) with respect to the Borrower and its Restricted Subsidiaries, the ratio of:
(x)    Indebtedness of the Borrower and its Restricted Subsidiaries on a Consolidated basis on the transaction date to
(y)    the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarters immediately prior to the transaction date for which financial statements are available (the “reference period”).
In making the foregoing calculation, pro forma effect will be given to:
(A)    the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries,
(B)    the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, which may include adjustments, appropriate, in the good faith determination of a financial or accounting officer that is a Responsible Officer of the Borrower, to reflect reasonably identifiable and factually supportable cost savings, operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within eighteen months of the date of such acquisition or disposition; provided that the aggregate amount added back pursuant to this clause (B) for such cost savings, operating expense reductions, operating improvements and synergies (collectively, “Synergies”) shall not exceed 7.50% of EBITDA of the Borrower and its Restricted Subsidiaries for such reference period (calculated prior to giving effect to any adjustment for such Synergies), and
(C)    the discontinuation of any discontinued operations that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.
To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.
“Tranche”: the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).
“Type”: as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

136368826_13

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Uniform Commercial Code”: unless the context otherwise requires, the Uniform Commercial Code as in effect in the State of New York.
“Unrestricted Subsidiary”: any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date and any Subsidiary of an Unrestricted Subsidiary.
“U.S.” or “United States”: the United States of America.
“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.
“Withholding Agent”: the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
b.Other Definitional Provisions; Interpretation.

136368826_13

(1)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.
(2)As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a Consolidated basis and in accordance with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 4.1(i) or 5.1(a)(i), as applicable, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(3)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “knowledge of,” “the knowledge” and “have knowledge” as it relates to any Loan Party, shall be deemed to be the knowledge of the Responsible Officer of the Borrower. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(4)Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
(5)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(6)References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document. Except as otherwise specified or limited herein, references

136368826_13

to any Person shall include such Person’s successors and assigns. Except as otherwise specified herein, references to any law or regulation shall include references to such law or regulation as it may be amended, supplemented, modified or replaced from time to time.
(7)When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of LIBOR Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(8)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements.
(9)For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
c.Limited Condition Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition and any Indebtedness (other than Indebtedness under the Revolving Loan Commitment) that is to be used to finance such Acquisition in accordance with this Section 1.3, then the following provisions shall apply:
(1)any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of

136368826_13

such Limited Condition Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition (the “LCA Test Date”) and (ii) no Event of Default under any of Section 7.1(a) or 7.1(g) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);
(2)any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Indebtedness will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition and (ii) if any of such ratios are exceeded or otherwise failed to have been complied with or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Condition Acquisition, as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded or otherwise failed to have been complied with and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;
(3)except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 6.1 shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

136368826_13

SECTION 2. AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS
a.Revolving Loans and Letters of Credit; Revolving Loan Commitments.
(1)Subject to the terms and conditions hereof, each Revolving Loan Lender severally agrees to (i) make loans on a revolving credit basis to the Borrower from time to time after the Closing Date to but excluding the day that is two (2) Business Days prior to the Revolving Loan Commitment Expiration Date (each a “Revolving Loan”, and collectively, the “Revolving Loans”) in accordance with the terms of this Agreement and (ii) participate in standby letters of credit issued for the account of the Borrower or the other Loan Parties pursuant to Section 2.19 from time to time from and including the Closing Date to, but excluding, the day that is two (2) Business Days prior to the Revolving Loan Commitment Expiration Date (each a “Letter of Credit” and, collectively, the “Letters of Credit”); provided, however, that (A) the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, (3) the aggregate amount of unreimbursed drawings under all Letters of Credit and (4) the aggregate principal amount of all Swing Line Loans outstanding, shall not exceed the Aggregate Revolving Loan Commitment at any time, (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $10,000,000 (the “Letter of Credit Sublimit”) at any time and (C) no Revolving Loans or Swing Line Loans will be borrowed on the Closing Date and no Letters of Credit will be issued on the Closing Date. Within the limits of each Revolving Loan Lender’s Revolving Loan Commitment, the Borrower may borrow Revolving Loans, and within the Letter of Credit Sublimit have Letters of Credit issued for the Borrower’s or another Loan Party’s account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower’s or another Loan Party’s account after the expiration of previously issued Letters of Credit.
With respect to each Revolving Loan Lender, the principal amount of each (A) Revolving Loan to be made by such Revolving Loan Lender and (B) participation of a Revolving Loan Lender in a Letter of Credit, shall be in an amount equal to the product of (i) such Revolving Loan Lender’s Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan(s), Swing Line Loan and/or Letter(s) of Credit requested; provided that in no event shall any Revolving Loan Lender be obligated to make a Revolving Loan or participate in a Letter of Credit or Swing Line Loan if after giving effect to such Revolving Loan or such participation the sum of such Revolving Loan Lender’s (w) Revolving Loans outstanding, (x) Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (y) Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit and Swing Line Loans outstanding, would exceed its Revolving Loan Commitment or if such Revolving Loan Lender’s Commitment Percentage of the amount of such requested Revolving Loan or such requested Letter of Credit or Swing Line Loans, is in excess of such Revolving Loan Lender’s Available Revolving Loan Commitment.

136368826_13

(2)Except as otherwise provided herein, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.1(d) or 2.5.
(3)Each Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrower to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Loan Commitment or the Borrower’s Obligations in respect of any Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender a Revolving Note substantially in the form of Exhibit A-1 (a “Revolving Note”) to evidence such Lender’s Revolving Loans.
(4)The Borrower shall give the Administrative Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., Los Angeles time, on the Business Day that is the proposed borrowing date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, at least three (3) Eurodollar Business Days prior to the proposed borrowing date) requesting that the Revolving Loan Lenders make Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Sections 2.9 and 2.11, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor. Notwithstanding the foregoing, such notice may be given by telephone, provided it is promptly confirmed on the same day in writing by delivery to the Administrative Agent of a written notice, substantially in the form of a Borrowing Notice. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Loan Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 11:00 a.m., Los Angeles time, each Revolving Loan Lender shall make available to the Administrative Agent the amount of such Revolving Loan Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds by wiring such amount to such account as the Administrative Agent shall specify. The Administrative Agent may, in the absence of notification from any Revolving Loan Lender that such Revolving Loan Lender has not made its pro rata share available to the Administrative Agent on such date, credit the account of the Borrower on the books of the Administrative Agent (or credit such other account as the Borrower shall instruct the Administrative Agent in writing) with the aggregate amount of Revolving Loans.
(5)Neither the Administrative Agent nor any Revolving Loan Lender shall be responsible for the obligations or Revolving Loan Commitment of any other Revolving Loan Lender hereunder, nor will the failure of any Revolving Loan Lender to comply with the terms of

136368826_13

this Agreement relieve any other Revolving Loan Lender or the Borrower of its obligations under this Agreement.
(6)The Revolving Loan Commitment of each Revolving Loan Lender, and the Aggregate Revolving Loan Commitment, shall terminate on the Revolving Loan Commitment Expiration Date.
(7)All outstanding Revolving Loans shall be due and payable on the Revolving Loan Commitment Expiration Date.
b.[Reserved].
c.Optional Prepayments; Optional Commitment Reductions. The Borrower may, at any time and from time to time, subject to Section 2.14, prepay the Loans in whole or in part, without premium or penalty, upon prior written notice by the Borrower to the Administrative Agent (i) in the case of prepayment of LIBOR Loans, not later than 10:00 a.m., Los Angeles time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of Base Rate Loans, not later than 10:00 a.m., Los Angeles time, one Business Day before the date of prepayment, in each case specifying the date and amount of prepayment and whether the prepayment is of Revolving Loans or Swing Line Loans, or a combination thereof and, if of a combination thereof, the amount allocable to each, and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. In addition, the Borrower may, at any time and from time to time reduce the Aggregate Revolving Loan Commitment in whole or in part, upon prior written notice by the Borrower to the Administrative Agent not later than 10:00 a.m., Los Angeles time, three (3) Business Days before the date of such reduction. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. If any such notice of prepayment is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Any notice of prepayment of Loans and/or reduction or termination of Revolving Loan Commitments delivered by the Borrower under this Section may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of the proceeds, the issuance of other Indebtedness or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by delivery of further written notice to the Administrative Agent as soon as practicable on or prior to the specified effective date) if such condition is not satisfied, but subject to Section 2.14. Any prepayment of Loans, or reduction of the Aggregate Revolving Loan Commitment, shall be in the aggregate principal amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof, or such other amounts acceptable to the Administrative Agent in its sole discretion.
d.Mandatory Prepayment. If at any time, the sum of (A) the aggregate principal amount of all Revolving Loans outstanding, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, (C) the aggregate amount of unreimbursed drawings under all Letters of Credit, and (D) the aggregate principal amount of all Swing Line Loans outstanding, exceeds the Aggregate Revolving Loan Commitment, then the Borrower shall immediately,

136368826_13

without notice or request by the Administrative Agent, prepay the Loans and/or post Cash Collateral with respect to Letters of Credit in an aggregate amount equal to such excess.
e.Conversion and Continuation Options.
(1)The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans, by the Borrower giving the Administrative Agent at least one (1) Business Day’s prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Sections 2.9 and 2.11 and so long as no Event of Default shall have occurred and is then continuing, the Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Administrative Agent at least three (3) Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding LIBOR Loans and, subject to Sections 2.9 and 2.11, Base Rate Loans (other than Swing Line Loans), may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.6 shall not have been contravened and (ii) no such Loan may be converted into a LIBOR Loan after the date that is one month prior to the Revolving Loan Commitment Expiration Date.
(2)Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that, unless the Administrative Agent otherwise consents in writing, no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.6 would be contravened, (ii) after the date that is one month prior to the Revolving Loan Commitment Expiration Date, or (iii) if an Event of Default shall have occurred and be continuing, and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to LIBOR Loans having an Interest Period of one (1) month, on the last day of such then-expiring Interest Period.
f.Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof or such other amounts acceptable to the Administrative Agent in its sole discretion and, in any case, there shall not be more than eight Tranches. All borrowings of Base Rate Loans shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or such other amounts acceptable to the Administrative Agent in its sole discretion.

136368826_13

g.Interest Rates and Payment Dates.
(1)Each Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Margin and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin; provided that each Swing Line Loan shall only bear interest at a rate per annum specified in clause (ii) above.
(2)Immediately upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or (g) or at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default (i) all outstanding LIBOR Loans shall bear interest at a rate per annum equal to the rate determined pursuant to Section 2.7(a)(i) plus 2% per annum and (ii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to the rate determined pursuant to Section 2.7(a)(ii) plus 2% per annum, in each case from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).
(3)Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.
(4)For purposes of determining the Applicable Margin, interest rates on the Loans and the unused commitment fee shall be calculated on the basis of the Total Leverage Ratio set forth in the most recent Covenant Compliance Certificate received by the Administrative Agent. A Covenant Compliance Certificate may be delivered to the Administrative Agent by the Borrower no more frequently than quarterly in accordance with Section 5.2(a). For accrued and unpaid interest and unused commitment fees only (no changes being made for interest payments or unused commitment fees previously made), changes in interest rates on the Loans or unused commitment fees attributable to changes in the Applicable Margin caused by changes in the Total Leverage Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate, and such change shall be effective with respect to Base Rate Loans, LIBOR Loans and the unused commitment fee from the day which is three (3) Business Days after receipt by the Administrative Agent of such Covenant Compliance Certificate. If, for any reason, the Borrower shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.2(a), then the Leverage Level shall be deemed to be Leverage Level 4 retroactive to the date on which the Borrower should have delivered such Covenant Compliance Certificate, and shall continue until a Covenant Compliance Certificate indicating a different Leverage Level is delivered to the Administrative Agent.
(5)Notwithstanding anything herein or in any other Loan Document to the contrary, in the event that any financial statement or certificate delivered pursuant to Sections 5.1 or 5.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered but only to the extent that such inaccuracy is discovered prior to 180 days after the termination of this Agreement), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin (the “Correct

136368826_13

Applicable Margin”) for any period that such financial statement or certificate, as applicable, covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement or certificate, as the case may be, for such period, (ii) the Applicable Margin shall be reset to the Correct Applicable Margin for such period, and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such Correct Applicable Margin for such period.
h.Computation of Interest and Fees. Interest on Base Rate Loans determined by reference to the Administrative Agent’s U.S. Dollar “Reference Rate” shall be calculated on the basis of a year of three hundred sixty-five (365) days/three hundred sixty-six (366) days, for the actual days elapsed, and interest on all other Obligations shall be calculated on the basis of a year of three hundred sixty (360) days, for the actual days elapsed. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Administrative Agent in the absence of manifest error.
i.Inability to Determine Interest Rate; Benchmark Replacement Setting.
(1)Subject to clause (b) of this Section 2.9, in the event that, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for any applicable Interest Period or (ii) the Administrative Agent shall have received notice from the Required Lenders indicating that the LIBOR Adjusted Rate determined or to be determined for any applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Loan; or (B) convert the then outstanding principal amount of each such LIBOR Loan to a Base Rate Loan as of the last day of such Interest Period.
(2)(i)     Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment

136368826_13

to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
i.Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
ii.In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
iii.The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (b)(v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.9(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an

136368826_13

event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.9(b).
iv.Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
v.Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
vi.On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The

136368826_13

parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iv) of this Section 2.9(b) shall be deemed satisfied.
vii.As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of this Section 2.9(b).
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) or (ii), as applicable, of this Section 2.9(b).
“Benchmark Replacement” means, for any Available Tenor,
(a)     with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
i.the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
ii.the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
iii.the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit

136368826_13

facilities at such time and (B) the related Benchmark Replacement Adjustment; or
(b)     with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (a)(i) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (a)(i) and (a)(ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
iv.the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;
v.the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;
(2)for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the

136368826_13

applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities; and
(3)for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;
provided that, (x) in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section 2.9(b) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

136368826_13

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to clause (iv) of this Section 2.9(b); or
(4)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

136368826_13

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.9(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.9(b).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the

136368826_13

Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

136368826_13

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.9(b) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USD LIBOR” means the London interbank offered rate for U.S. dollars.
j.Pro Rata Treatment and Payments. Except as otherwise expressly provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective Commitment Percentages then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at its office specified in Section 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. The Borrower authorizes the Administrative Agent to debit any of its bank accounts with the Administrative Agent or to make a draw of Revolving Loans or Swing Line Loans for the purpose of effecting payment of principal, interest or other costs and expenses payable by the Borrower to the Administrative Agent or any Lender under this Agreement.

136368826_13

k.Illegality. Notwithstanding any other provision herein, if any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for such Lender to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of the Lenders hereunder to continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay such amounts, if any, as may be required pursuant to Section 2.14. To the extent that LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.11, all payments and prepayments of principal that otherwise would be applied to such LIBOR Loans shall be applied instead to its Base Rate Loans.
l.Increased Costs.
(1)Except with respect to Indemnified Taxes and Excluded Taxes, which shall be governed solely and exclusively by Section 2.13, if any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Adjusted Rate);
ii.subject the Administrative Agent, the Collateral Agent, any Lender or any other Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
iii.impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to the Administrative Agent, increase the cost to the Issuing Bank of issuing any Letter of Credit, or increase the cost to any such Lender of purchasing or maintaining any participation in a Letter of Credit or Swing Line Loan, or the Administrative Agent or such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(2)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or

136368826_13

liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans or Letters of Credit made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of all Obligations.
(3)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.
m.Taxes.
(1)All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless required by Requirements of Laws. If any Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the Lender, the Administrative Agent, or any other applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(2)Without duplication of Section 2.13(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(3)The Loan Parties shall jointly and severally indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the

136368826_13

Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(4)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(5)Any Lender that is legally entitled to an exemption from or reduction of withholding Tax with respect to any payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Requirements of Laws or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(e)(A), 2.13(e)(B)(i)–(iv) or 2.13(e)(C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing:
a.any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax,
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to

136368826_13

payments of interest under this Agreement or any other Loan Document, executed copies of IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI (or any successor form);
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or any successor form);
(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-2 or Exhibit F-3, Form W-9, Form W-8IMY and/or any other required information (or, in each case, any successor forms) from each beneficial owner, as applicable (provided that, if such Foreign Lender is a partnership and is not a participating Lender and if one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in the form of Exhibit F-4 on behalf of each such direct or indirect partner), or
(v)    executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from, or a reduction in, United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine any withholding or deduction required to be made, and

136368826_13

(C)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.13(e).
Each Lender shall, whenever any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so.
(6)If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or a Lender be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such

136368826_13

refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(7)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).
(8)For purposes of this Section 2.13, the term “Lender” includes the Issuing Bank, the term “Loan” includes liabilities with respect to Letters of Credit, and the term “applicable Requirements of Law” includes FATCA.
(9)Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
n.Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Section 7). Such Lender’s certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive

136368826_13

the termination of this Agreement, the expiration of the Letters of Credit, the expiration of the Commitments and the payment of all Obligations under the Loan Documents.
o.Mitigation of Costs. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
p.Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Loan Lenders, an unused commitment fee for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the Available Revolving Loan Commitments (without taking into account outstanding Swing Line Loans, except to the extent any Revolving Loan Lender is deemed to or has purchased a participation in such outstanding Swing Line Loans), and computed at the per annum rate equal to the Applicable Margin for such unused commitment fee. Such unused commitment fee shall be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date, commencing on June 30, 2021.
q.Substitution and Removal of Lenders. If any Lender (i) makes a claim under Section 2.12 or 2.13 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.15, (ii) becomes unable to make or maintain LIBOR Loans pursuant to Section 2.9(a) or 2.11, (iii) is a Defaulting Lender or (iv) is a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.13) and obligations under this Agreement and the related Loan Documents to a Lender reasonably satisfactory to the Borrower and the Administrative Agent that shall assume such obligations (which assignee may be a new Lender or an existing Lender, if an existing Lender accepts such assignment); provided that:
(1)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.6(c);
(2)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of

136368826_13

such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(3)such assignment does not conflict with applicable Requirements of Law;
(4)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and
(5)in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 2.17 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
r.Defaulting Lenders.
(1)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
i.Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.
ii.Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, on a pro rata basis to the payment of any amounts owing by such Defaulting Lender to the

136368826_13

Administrative Agent or Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s and the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit or Swing Line Loans were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of or funded participations in Letters of Credit or Swing Line Loans owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or funded participations in Letters of Credit or Swing Line Loans owed to such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
iii.Commitment and Letter of Credit Fees. No Defaulting Lender shall be entitled to receive any unused commitment fee or any letter of credit fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall

136368826_13

not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). With respect to any fee not required to be paid to any Defaulting Lender pursuant to this clause, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Issuing Bank and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
iv.Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause such Lender’s Commitment Percentage of the sum of the outstanding Revolving Loans, the aggregate Letter of Credit Amount of all Letters of Credit outstanding, the aggregate amount of unreimbursed drawings under all Letters of Credit and the aggregate principal amount of all Swing Line Loans outstanding to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
v.Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.
(2)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above),

136368826_13

whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(3)New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
s.Issuance of Letters of Credit.
(1)Subject to the limitations on Letters of Credit set forth in Section 2.1(a), the Borrower shall be entitled to request the issuance of standby Letters of Credit in Dollars from time to time from and including the Closing Date to but excluding the date three (3) Business Days prior to the Revolving Loan Commitment Expiration Date, by giving the Issuing Bank (with a copy to the Administrative Agent) a Letter of Credit Request at least three (3) Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Issuing Bank and the Administrative Agent later than 12:00 noon, Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be signed by a Responsible Officer of the Borrower and any other Loan Party that is to be the account party thereof, shall be irrevocable and shall be effective upon receipt by the Issuing Bank and the Administrative Agent. Provided that a valid Letter of Credit Request has been received by the Issuing Bank and the Administrative Agent and upon fulfillment of the other applicable conditions set forth in Section 4.2, the Issuing Bank will issue the requested Letter of Credit and will provide a copy thereof to the Administrative Agent. Each Letter of Credit shall have (i) drawing language acceptable to the Administrative Agent and (ii) an expiration date as set forth in the Letter of Credit Request; provided that no Letter of Credit shall in any event have an expiration date later than the earlier of (x) one year after the issuance thereof (or such longer period as the Administrative Agent and the Issuing Bank shall agree in their sole discretion) and (y) two Business Days prior to the Revolving Loan Commitment Expiration Date. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any applicable Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any

136368826_13

unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Bank as of the Closing Date and that the Issuing Bank in good faith deems material to it, (B) the conditions set forth in Section 4.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Loan Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letters of Credit as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
(2)Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Revolving Loan Lender’s Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).
(3)The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank as a Revolving Loan Lender hereunder (in such capacity, the “Drawing Lender”) of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Sections 2.6 or 4.2). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of payment of such drawing, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall notify each other Revolving Loan Lender. Each Revolving Loan Lender shall, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Revolving Loan Lender’s participation in such drawing (but without any requirement of compliance with the conditions set forth in Sections 2.6 or 4.2) and shall deliver to the Administrative Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the Drawing

136368826_13

Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.
(4)The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under Section 2.19(c) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:
i.any lack of validity or enforceability of any Letter of Credit prior to its stated expiration date of any Letter of Credit, this Agreement or any other Loan Document;
ii.the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting) or the Administrative Agent, the Issuing Bank, any Revolving Loan Lender (other than the defense of payment to a Revolving Loan Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;
iii.any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction;
iv.any exchange, release or non-perfection of any collateral, or any release, amendment or waiver of or consent to departure from the Guarantee Agreement or any other Loan Document; and
v.any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(5)The Borrower shall pay to the Administrative Agent, with respect to each Letter of Credit issued hereunder, the following fees:
i.with respect to each Letter of Credit, for the account of the Revolving Loan Lenders, for the period from and including the day such Letter of Credit is

136368826_13

issued to but excluding the day such Letter of Credit expires, a Letter of Credit fee equal to the product of (x) the Applicable Margin then applicable to LIBOR Loans and (y) the Letter of Credit Amount of such Letter of Credit from time to time, such Letter of Credit fee to be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the expiration date of such Letter of Credit;
ii.with respect to each Letter of Credit issued hereunder, for the account of the Issuing Bank (so long as the Issuing Bank is not also the sole Lender under this Agreement), an issuance fee in an amount specified in the Engagement Letter, payable quarterly in arrears; and
iii.with respect to each Letter of Credit issued hereunder, for the account of the Issuing Bank, from time to time such additional fees and charges in accordance with the Issuing Bank’s standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request.
(6)The Borrower agrees to the provisions in the Letter of Credit Request forms; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of the applicable form.
(7)The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Administrative Agent, the Issuing Bank or any Lender, nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
t.Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Bank (with a copy to the Administrative Agent) or the Swing Line Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Bank and/or the Swing Line Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(1)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Bank and the Swing Line Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to

136368826_13

fund participations in respect of Letters of Credit and Swing Line Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent or the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent, the Issuing Bank and the Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(2)Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section or Section 2.18 in respect of Letters of Credit and Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit and Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(3)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Bank and/or the Swing Line Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Bank and the Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 2.18, the Person providing Cash Collateral, the Issuing Bank and the Swing Line Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
u.Swing Line Loans.
(1)Subject to the terms and conditions hereof, the Swing Line Lender agrees to make loans on a revolving credit basis to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Swing Line Loan,” and collectively, the “Swing Line Loans”) in accordance with the terms of this Agreement; provided, after giving effect to the making of any Swing Line Loan, in no event shall (i) the then existing aggregate outstanding principal amount of Swing Line Loans exceed $5,000,000 (“Swing Line Sublimit”) at any time or (ii) the sum of (A) the aggregate principal amount of all Revolving Loans outstanding (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (B) the aggregate principal amount of all Swing Line Loans outstanding, (C) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, and (D) the aggregate amount of unreimbursed drawings under all Letters of Credit, exceed the Aggregate Revolving Loan Commitment at any time. Amounts borrowed pursuant to this Section 2.21 may be repaid and reborrowed during the period commencing on the Closing Date to but excluding the Revolving Loan Commitment Expiration Date.

136368826_13

(2)All Swing Line Loans shall be Base Rate Loans. The Swing Line Lender’s obligation to make Swing Line Loans pursuant to this Section 2.21 shall expire on the Revolving Loan Commitment Expiration Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date. Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, or such other amounts acceptable to the Swing Line Lender in its sole discretion.
(3)The Swing Line Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrower to the Swing Line Lender, including the amounts of the Swing Line Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Swing Line Loans; provided further, in the event of any inconsistency between the Register and the Swing Line Lender’s records, the recordations in the Register shall govern. If so requested by the Swing Line Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender a Swing Line Note substantially in the form of Exhibit A-2 attached hereto (a “Swing Line Note”) to evidence the Swing Line Lender’s Swing Line Loans.
(4)Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall give the Swing Line Lender (with a copy to the Administrative Agent) irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 noon, Los Angeles time, on the Business Day that is the proposed borrowing date).
(5)The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m., Los Angeles time, on the Business Day that is the proposed borrowing date by wire transfer of same day funds in Dollars by wiring such amount to such account as the Administrative Agent shall specify. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the proposed borrowing date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower with the Administrative Agent, or to such other account as may be designated in writing to the Administrative Agent by the Borrower. Notwithstanding the foregoing, the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans at any time that one or more of the Lenders is a Defaulting Lender.
(6)With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.3, the Swing Line Lender may at any time in its sole and absolute discretion (but at least on a weekly basis), deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m., Los Angeles time at least one Business Day in advance of the proposed borrowing date, a notice (which shall be deemed to be a

136368826_13

Borrowing Notice given by the Borrower) requesting that each Revolving Loan Lender make Revolving Loans that are Base Rate Loans to the Borrower on such proposed borrowing date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Revolving Loan Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s pro rata share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender, as the case may be (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Revolving Loan Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in any proceeding under the Bankruptcy Code or any similar debtor relief law, the loss of the amount so recovered shall be ratably shared among all of the Lenders.
(7)If for any reason Revolving Loans are not made pursuant to Section 2.21(f) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its pro rata share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Revolving Loan Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds to the account designated by the Swing Line Lender. In the event any Revolving Loan Lender fails to make available to the Swing Line Lender the amount of such Revolving Loan Lender’s participation as provided in this Section, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender together with interest thereon at the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.
(8)Notwithstanding anything contained herein to the contrary, (i) each Revolving Loan Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.21(f) and each Revolving Loan Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.21(g) shall be absolute and unconditional and shall not be affected by any circumstance,

136368826_13

including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (ii) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by depositing with the Collateral Agent immediately available funds in an amount acceptable to the Administrative Agent to cover such risk.
v.Incremental Commitment.
(1)The Borrower may, by written notice to the Administrative Agent (each, a “Commitment Increase Notice”), at any time prior to the Revolving Loan Commitment Expiration Date, request increases of the Aggregate Revolving Loan Commitment (a “Revolving Commitment Increase”); provided that (i) the aggregate principal amount of all Revolving Commitment Increases during the term of this Agreement shall not exceed $250,000,000; (ii) the Borrower may exercise such increase request option up to five times during the term of this Agreement; (iii) each exercise of the increase request option shall be in a minimum principal amount of not less than $10,000,000 or such lesser amount as is equal to the unused portion of amount specified in clause (a)(i), (iv) the Borrower shall be in compliance with each financial covenant set forth in Section 6.1 on a pro forma basis after giving effect to such Revolving Commitment Increase and (v) after giving effect to such Revolving Commitment Increase, no Default or Event of Default has occurred and is continuing or would be caused by the consummation of such Revolving Commitment Increase.
(2)Each such Commitment Increase Notice shall specify (A) the date on which the Borrower proposes that the new Revolving Commitment Increase shall be effective, which shall be a date not less than 15 Business Days after the date the Administrative Agent receives such notice (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) and (B) the requested amount of such increase. Notwithstanding any term of this Agreement to the contrary, neither the Administrative Agent nor any Lender shall be deemed to have committed to any Revolving Commitment Increase; for the avoidance of doubt, any Lender may accept or decline to provide a Revolving Commitment Increase in its sole discretion.

136368826_13

(3)Revolving Commitment Increases may be provided by any existing Lender or by any other Persons (each, a “New Lender”); provided that the Administrative Agent, the Issuing Bank and/or the Swing Line Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such New Lender’s providing such Revolving Commitment Increases to the extent any such consent would be required under Section 9.6(b) for an assignment of Loans or Commitments, as applicable, to such New Lender. At the time of sending the applicable Commitment Increase Notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the applicable Lenders and proposed New Lenders (or such shorter period as agreed to by the Administrative Agent). Each Lender or proposed New Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide a Revolving Commitment Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide a Revolving Commitment Increase. Each New Lender shall become a Lender pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent (a “New Lender Joinder”). Subject to the foregoing, final allocations with respect to any Revolving Commitment Increase shall be determined solely by the Borrower and the Administrative Agent. Any Revolving Commitment Increase shall be effected pursuant to a supplement to this Agreement executed by the Borrower, the Administrative Agent and the Lenders or New Lenders, as the case may be, participating in such Revolving Commitment Increase in form and substance reasonably acceptable to the Borrower, such Lenders and the Administrative Agent (an “Incremental Facility Supplement”), which supplement shall set forth the terms and conditions relating to such Revolving Commitment Increase (including as to any upfront fee); provided that any Revolving Commitment Increase shall be on terms consistent with the initial Revolving Loan Commitments. Each Incremental Facility Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22. From and after the effectiveness of any Revolving Commitment Increase, the Loans and Commitments established pursuant to this Section 2.22 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantee Agreement and the Security Documents.
SECTION 3. REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit, to induce each of the Administrative Agent and the Collateral Agent to enter into this Agreement and to induce the Issuing Bank to issue the Letters of Credit, the Borrower hereby represents and warrants to each of the Administrative Agent and the Collateral Agent and the Lenders that:
a.Financial Condition. Each of the Financial Statements (i) was prepared in accordance with GAAP, (ii) is complete and correct in all material respects and is consistent in

136368826_13

all material respects with the books and records of the Borrower; and (iii) accurately and completely, in all material respects, presents the financial condition, assets, and liabilities of the Borrower as of its respective date and the results of operations, changes in stockholders equity, and cash flows for the applicable period. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any material contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements. Since December 31, 2020 there has been no event or condition resulting in a Material Adverse Effect.
b.Corporate Existence; Compliance with Law, Etc. (a) The Borrower and each of its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing (or the local equivalent, to the extent such local equivalent exists) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power, as the case may be, and authority to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, and except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the legal right, to own and operate its Properties and to lease the property it operates as lessee, (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(1)Without limiting the foregoing clause (a), neither the Borrower nor any of its Subsidiaries (A) is in violation of any Anti-Terrorism Law, (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (C) is a Blocked Person, (D) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (E) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
(2)The Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

136368826_13

c.Corporate Power; Authorization; Consents; Enforceable Obligations.
(1)Each Loan Party has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is or will be a party, and to borrow hereunder (in the case of the Borrower). Each Loan Party has duly authorized the execution, delivery and performance of the Loan Documents to which it is or will be a party.
(2)No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, or the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are or will be party, or the validity or enforceability against the Loan Parties of the Loan Documents to which they are or will be party, except for (i) the filing of this Agreement with the SEC and (ii) any consent, authorization, filing or other act which has been made or obtained and is in full force and effect. This Agreement and each of the other Loan Documents to which any Loan Party is or will be a party will be duly executed and delivered by such Loan Party. This Agreement constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of each of the Loan Parties (to the extent such Loan Party is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
d.No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law applicable to any of the Loan Parties or material Contractual Obligation of any of the Loan Parties, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or such material Contractual Obligation, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
e.No Material Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document or (b) as to which there is a reasonable possibility of an adverse determination that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
f.Ownership of Property; Liens; Condition of Properties. Each of the Loan Parties has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section 6.3. The property and assets of Loan Parties necessary for the business of the Loan Parties are in good order and repair (ordinary wear and tear and casualty excepted).

136368826_13

g.Environmental Matters. All real property owned, leased or occupied by the Borrower or any of its Restricted Subsidiaries, and all operations at such properties are in compliance with all applicable Environmental Laws, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no contamination at, under or about such Properties, or violation of any Environmental Law with respect to such Properties or the business conducted at such Properties which involves a matter or matters which, individually or in the aggregate, has caused or would reasonably be expected to cause a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries has received any notice from any Governmental Authority of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters with regard to any of the properties or the business conducted at such properties, nor does the Borrower have knowledge that any such notice will be received or is being threatened, other than any of such which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
h.Intellectual Property. Except as would not reasonably be expected to result in material liability or material business disruption to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (i) each of the Borrower and its Restricted Subsidiaries owns, or is licensed or otherwise has sufficient legal rights to use, all trademarks, trade names, patents and copyrights that they use to conduct their business as currently conducted (the “Intellectual Property”); (ii) no claim has been asserted and is pending by any Person challenging or questioning the use of, or the validity or enforceability of, any Intellectual Property owned by the Borrower and its Restricted Subsidiaries or, to the knowledge of the Borrower, any other Intellectual Property; and (iii) the Borrower’s and its Restricted Subsidiaries’ conduct of their respective businesses does not infringe on the intellectual property rights of any other Person.
i.Taxes. The Borrower and its Restricted Subsidiaries have filed or caused to be filed all federal, state and other material tax returns and reports which are required to be filed by it and has paid or caused to be paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes imposed on it or any of its Property by any Governmental Authority, other than any such tax (i) that is not yet delinquent, (ii) the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as applicable.
j.Federal Regulations. No Loan, no Letter of Credit and no part of the proceeds thereof will be used, directly or indirectly, for “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. Following the application of the proceeds of each Loan or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a Consolidated basis) subject to the provisions of Section 6.3 or Section 6.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Material Indebtedness will be “margin stock”.

136368826_13

k.ERISA Compliance.
(1)Each of the Loan Parties and each ERISA Affiliate thereof, is in compliance in all respects with all applicable provisions of ERISA and the Code, and all rules, regulations and orders implementing ERISA, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(2)None of the Loan Parties nor any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Restricted Subsidiary or any ERISA Affiliate thereof has potential for withdrawal liability and no Multiemployer Plan is in Reorganization or insolvent.
(3)None of the Loan Parties nor any ERISA Affiliate thereof sponsors or maintains any Title IV Plan under which there has been a failure to satisfy the applicable “minimum funding standard” (within the meaning of Section 412 of the Code), whether or not waived.
(4)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Title IV Plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), and (ii) no Termination Event has occurred or is reasonably expected to occur.
(5)There does not exist any material unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of any Loan Party or any ERISA Affiliate thereof under any plan, program or arrangement providing post retirement, life or health benefits.
(6)No Reportable Event and no “Prohibited Transaction” (as defined in Section 406 of ERISA of Section 4975 of the Code) has occurred or is occurring with respect to any plan of any Loan Party or any ERISA Affiliate thereof.
(7)As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
l.Investment Company Act. None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
m.Subsidiaries. As of the Closing Date, Schedule 3.13 hereof sets forth each Subsidiary of the Borrower, its jurisdiction of formation and whether it is an Immaterial Domestic Subsidiary or Immaterial Foreign Subsidiary and whether it is a Restricted Subsidiary.

136368826_13

n.Purpose of Loans and Letters of Credit.
(1)The proceeds of the Revolving Loans are intended to be and shall be used by the Borrower for working capital and general corporate purposes of the Borrower and the other Loan Parties, including to finance Permitted Acquisitions and Capital Expenditures.
(2)The Letters of Credit shall be used for general corporate purposes of the Borrower and the other Loan Parties.
(3)No proceeds of any Loan or Letter of Credit have been used, directly or, to the Borrower’s knowledge, indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
o.Accuracy and Completeness of Information. All written information contained in any application, schedule, report, certificate, or any other document relating to any Loan Party or any property of any Loan Party given to the Administrative Agent by any Loan Party or any Affiliate thereof (or given to any consultant, appraiser, accountant or other advisor by any Loan Party, which consultant, appraiser, accountant or other advisor has then delivered any report or other document to the Administrative Agent), and prepared by or on behalf of any Loan Party, in connection with the Loan Documents (other than financial projections and other information of general economic or industry-specific nature), including any updates or supplements to such financial information delivered to the Administrative Agent, is in all material respects, taken as a whole in light of the circumstances such information was provided, true and complete as of the date referred to therein, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not materially misleading. All projections given to the Administrative Agent or any Lender by or on behalf of the Loan Parties have been prepared in good faith based upon assumptions believed to be reasonable at the time prepared. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material.
p.Permits, Etc. The Loan Parties have all material permits, licenses, authorizations and approvals required for each of them lawfully to own, lease, control, manage and operate its properties and businesses. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization or approval, the suspension, revocation, impairment, forfeiture or non-renewal thereof which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

136368826_13

q.Capital Structure and Equity Ownership. Schedule 3.17 hereto identifies each Subsidiary of the Borrower as of the Closing Date, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of shares issued and outstanding. All such shares and interests are validly existing, fully paid and non-assessable (to the extent applicable).
r.Insolvency. The Loan Parties are and, upon the making of any Loan on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.
s.Labor Matters. There are no strikes or material labor disputes against any Loan Party pending, or to the Borrower’s knowledge, threatened in writing against any Loan Party which, individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect.
SECTION 4. CONDITIONS PRECEDENT
a.Conditions to Closing Date. The effectiveness of this Agreement, and the agreement of the Lenders to make the Loans and to participate in the Letters of Credit contemplated hereby, the agreement of the Swing Line Lender to make Swing Line Loans hereunder, and the agreement of the Issuing Bank to issue Letters of Credit hereunder, in each case on the terms and conditions set forth in this Agreement, are subject to the satisfaction of the following conditions precedent, in each case in form and substance acceptable to the Administrative Agent:
(1)Credit Agreement. The Administrative Agent shall have received this Agreement, duly executed and delivered by the Borrower and each Lender.
(2)Other Loan Documents. The Administrative Agent shall have received the Guarantee Agreement, the Notes requested by any Lender, each of the Security Documents and each other Loan Document required to be delivered on the Closing Date, in each case dated as of the Closing Date (unless otherwise agreed to by the Administrative Agent) and duly executed and delivered by the relevant Loan Party or other party thereto, as applicable.
(3)Incumbency Certificate. The Administrative Agent shall have received an incumbency certificate of each Loan Party, each dated the Closing Date, executed by an appropriate Responsible Officer thereof.
(4)Organizational Proceedings, Etc. The Administrative Agent shall have received a copy of the resolutions of the board of directors, or similar governing body, of each Loan Party (i) authorizing the Loan Documents to which it is or will be a party and (ii) in the case of the Borrower, authorizing the borrowings contemplated hereunder, in each case certified by a Responsible Officer of such Loan Party as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

136368826_13

(5)Certain Agreements. The Administrative Agent shall have received copies of the Organic Documents of each Loan Party, certified as of the Closing Date as complete and correct copies thereof, and in full force and effect, by a Responsible Officer of such Loan Party (and, in the case of the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable).
(6)Legal Opinion. The Administrative Agent shall have received a legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, executed and dated as of the Closing Date.
(7)Good Standing Certificates. The Administrative Agent shall have received, with respect to each Loan Party, a certificate dated a recent date, of the Secretary of State (or other relevant state authority) of the state of formation of such Loan Party, certifying as to the existence and, if applicable, good standing of, and, if generally available in such jurisdiction, the payment of taxes by, such Loan Party in such state.
(8)Closing Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower to the effect that (i) on the Closing Date, all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the transactions contemplated to occur on the Closing Date, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (D) each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in this Section 4.1; and (E) on the Closing Date, the Loan Parties, taken as a whole, are Solvent.
(9)Financial Statements, Budget, Projections, Etc. The Administrative Agent shall have received (i) the Financial Statements and (ii) projections of the results of Borrower and its Restricted Subsidiaries covering the period up to and including the Revolving Loan Commitment Expiration Date, which projections shall be in form reasonably acceptable to the Administrative Agent.
(10)Costs. The Administrative Agent shall have received payment or evidence of payment by the Borrower of all costs and expenses, including fees of the Administrative Agent’s counsel to the extent required to be reimbursed pursuant to Section 9.5 and invoiced prior to the Closing Date or otherwise set forth on a settlement statement or flow of funds approved by the Borrower plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and any amounts owed to any other Person in such amount as may be due thereto in connection with

136368826_13

the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(11)Fees. the Administrative Agent shall have received the fees to be paid on the Closing Date pursuant to the Engagement Letter.
(12)KYC Documentation. The Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information reasonably requested in writing by them in order to allow the Lenders to comply with the PATRIOT Act and other applicable “know your customer” requirements.
(13)Beneficial Ownership. The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations) prior to the Closing Date.
(14)Personal Property Collateral.
i.Filings and Recordings. Subject to the limitations and qualifications in the Security Documents, the Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Collateral Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Liens permitted under Section 6.3).
ii.Pledged Collateral. The Collateral Agent shall have received original stock certificates or other certificates evidencing the certificated Capital Stock of each of the Guarantors (other than those listed on Schedule 5.14 hereto) pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.
iii.Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in the Collateral of such Loan Party.
iv.Intellectual Property. The Administrative Agent shall have received security agreements duly executed by the applicable Loan Parties for all copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral and issued by, registered with or

136368826_13

subject to a pending application before the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable, in each case in form and substance reasonably satisfactory to the Administrative Agent.
v.Other Collateral Documentation. The Administrative Agent or the Collateral Agent, as applicable, shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral.
(15)Consents; Defaults.
i.Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents, which shall be in full force and effect.
ii.No Injunction, Etc. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(16)Account Designation. The Administrative Agent shall have received a written notice, in form and substance reasonably satisfactory to it, specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(17)Additional Proceedings. The Administrative Agent shall have received such other approvals and documents as the Administrative Agent may reasonably request and all legal matters incident to the making of such Loans or the issuance of such Letter of Credit, shall be reasonably satisfactory to the Administrative Agent.
b.Conditions to Each Loan and Letter of Credit. The agreement of each Lender to make any Loans, and to participate in any Letter of Credit, to be made or issued on the Closing Date and thereafter, the agreement of the Swing Line Lender to make any Swing Line Loans to be made on the Closing Date and thereafter, and the agreement of the Issuing Bank to issue any Letter of Credit to be issued on the Closing Date and thereafter, is subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loan, or the issuance of such Letter of Credit, of the following conditions precedent:
(1)Representations and Warranties; No Default. The following statements shall be true and the Borrower’s acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower, on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

136368826_13

i.The representations and warranties contained in this Agreement and each other Loan Document are true and correct on and as of such date in all material respects (except for those representations and warranties that are qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) as though made on and as of such date except (i) to the extent that such representations and warranties expressly relate to an earlier date (which shall be true and correct in all material respects as of such earlier date, except for those representations and warranties that are qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects as of such earlier date) and (ii) after the Closing Date, the representations and warranties made under Section 3.1 shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 5.1 hereof; and
ii.No Default or Event of Default has occurred and is continuing or would result from the making of the Loan or the issuance of such Letter of Credit to be made or issued on such date.
(2)Legality. The making of such Loan, or the issuance of such Letter of Credit, shall not contravene, in any material respect, any law, rule or regulation applicable to any Lender, the Administrative Agent, the Borrower or any other Loan Party.
(3)Borrowing Notice or Letter of Credit Request. The Administrative Agent shall have received a duly executed Borrowing Notice or a Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.
SECTION 5. AFFIRMATIVE COVENANTS
The Borrower hereby agrees that from and after the Closing Date, so long as any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Commitment remains in effect or any other Obligation is outstanding (other than any contingent indemnification obligations under which there is no outstanding claim):
a.Financial Statements. (a) The Borrower shall furnish to the Administrative Agent:
i.not later than one hundred and twenty (120) days after each fiscal year-end of the Borrower (or, if earlier, on the date of any required public filing thereof), (A) a copy of the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited income statement, statement of shareholders equity and operating cash flow statement for such fiscal year, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year, together with a report containing management’s discussion and analysis of the Borrower’s material annual operating results and (B) a report thereon by BDO USA, LLP or another nationally recognized firm of independent accountants to the Borrower reasonably

136368826_13

acceptable to the Administrative Agent stating that the financial statements fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and for the period covered thereby that is not subject to any “going concern” or similar qualification or exception (other than a qualification resulting solely from the impending maturity of any Indebtedness) or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP; and
ii.not later than sixty (60) days after the end of each fiscal quarter of the Borrower (or, if earlier, on the date of any required public filing thereof), excluding the last fiscal quarter of each fiscal year, the unaudited Consolidated and consolidating income statement, balance sheet, statement of shareholders’ equity and operating cash flow statement of the Borrower and its Subsidiaries as at the end of such quarter, and the portion of the fiscal year through the end of such quarter, in each case in form substantially consistent with the those delivered to the Administrative Agent prior to the Closing Date or otherwise reasonably acceptable to the Administrative Agent, including a comparison of the results of such period with the same period in the prior fiscal year, all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), together with a report containing management’s discussion and analysis of the Borrower’s material quarterly operating results;
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.
(1)Notwithstanding anything to the contrary in this Section 5.1, if the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the annual and quarterly information required by Section 5.1(a)(i) and (ii) shall include (i) a reasonably detailed presentation of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries of such date or confirmation that there has been no change in such information since the date of the last such list.
b.Certificates; Other Information. The Borrower shall furnish to the Administrative Agent:
(1)concurrently with the delivery of (i) the financial statements referred to in Section 5.1(a)(i), a Covenant Compliance Certificate with respect to such fiscal year and a list of each of the Immaterial Subsidiaries, and setting forth the portion of the EBITDA and Consolidated Total Assets that is attributable to each of the Immaterial Subsidiaries and (ii) the financial statements referred to in Section 5.1(a)(ii), a Covenant Compliance Certificate with respect to such fiscal quarter and a list of Immaterial Subsidiaries;

136368826_13

(2)within one hundred and twenty (120) days after the beginning of each fiscal year of the Borrower, a copy of the annual operating budget for the Borrower and its Restricted Subsidiaries for such fiscal year, in form and detail reasonably satisfactory to the Administrative Agent;
(3)within five (5) Business Days after the same are filed, copies of all financial statements and material reports and notices which any Loan Party may make to, or file with, the SEC or any successor or analogous Governmental Authority;
(4)as soon as possible and in any event within five (5) Business Days after a Responsible Officer of Borrower has knowledge of the occurrence of a Default, an Event of Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default, Event of Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;
(5)to the extent any of the following is reasonably expected to result in material liability to a Loan Party: (i) promptly and in any event within five (5) Business Days after any Loan Party becomes aware that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Loan Party or ERISA Affiliate thereof proposes to take with respect thereto, (ii) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party (or with respect to receipt by any other ERISA Affiliate, within five Business Days after a Loan Party becomes aware of the receipt by the ERISA Affiliate), from the PBGC or Multiemployer Plan, copies of each notice received by such Loan Party or ERISA Affiliate thereof of any notice relating to a Title IV Plan or Multiemployer Plan, (iii) promptly and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Title IV Plan, and (iv) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party (or with respect to receipt by any other ERISA Affiliate, within five (5) Business Days after a Loan Party becomes aware of the receipt by the ERISA Affiliate), from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by such Loan Party or ERISA Affiliates thereof concerning the imposition or amount of withdrawal liability under ERISA or indicating that such Multiemployer Plan may enter Reorganization status or become insolvent;
(6)promptly after the commencement thereof, but in any event not later than five (5) Business Days after service of process with respect thereto, or the obtaining of knowledge by the Borrower, notice of each action, suit or proceeding before any court or Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;
(7)promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Terrorism Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender; and

136368826_13

(8)promptly such additional financial and other information relating to the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.1(a) or Section 5.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Covenant Compliance Certificates required by Section 5.2(a) to the Administrative Agent in accordance with the procedures set forth in Section 9.2. Except for such Covenant Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

136368826_13

c.Payment of Obligations. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Restricted Subsidiary, as applicable.
d.Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) continue to engage in business of the same general type as conducted by the Borrower and its Restricted Subsidiaries as of the Closing Date or as otherwise permitted by Section 6.12, (b) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable, except as permitted by Section 6.4 and 6.5, (c) maintain all material rights, registrations, licenses, privileges and franchises necessary in the normal conduct of its business and (d) comply with all Contractual Obligations and Requirements of Law except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, such compliance to include paying all lawful claims which if unpaid might become a Lien upon any material portion of its properties except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Restricted Subsidiary, as applicable, and only so long as no such Lien has been imposed on any material portion of its properties.
e.Maintenance of Property; Insurance.
(1)The Borrower shall, and shall cause each other Loan Party to, keep all property necessary to its business in good working order and condition (ordinary wear and tear and casualty excepted).
(2)The Borrower shall, and shall cause each other Loan Party to, maintain, with financially sound and reputable insurance companies or associations or through self-insurance, insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies similar in size and engaged in the same or a similar business and in compliance with the requirements of the Security Documents, and furnish to the Administrative Agent, upon request, full information as to the insurance carried. Upon request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent insurance certificates certified by the Borrower’s insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. All such insurance shall, (i) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent and the Collateral Agent of written notice thereof (except as a result of non-payment of premium in which case only 10 days’ prior written notice shall be required), (b) in the case of liability insurance, name the Collateral Agent as an additional insured party thereunder and (c) in the case of each property insurance policy, name the Collateral Agent as lender’s loss payee.

136368826_13

f.Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each Restricted Subsidiary to, keep proper books of records and account in which entries that are true and correct in all material respects and are in conformity with GAAP shall be made; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Administrative Agent and the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries and with its accountants (but not so as to materially interfere with the business of Borrower or its Subsidiaries) and in all cases subject to applicable law, Section 9.15 and the terms of applicable confidentiality agreements; provided, that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided further that in any case where the previous proviso is applicable, (A) the Borrower shall notify the Administrative Agent in writing that information is being withheld as a result thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or Contractual Obligation, or without waiving such privilege, as applicable, the applicable information (including via redaction) and (y) such obligation was not entered into in contemplation of this provision and (B) such proviso shall not be construed to limit any representations and warranties or conditions in this Agreement or any other Loan Document.
g.Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit as set forth in Section 3.14, and not for the purchasing or carrying of any Margin Stock. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U. No part of the proceeds of the Loans will be used by the Borrower or, to the knowledge of the Borrower, by any of the Borrower’s agents or employees, directly or, indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions if conducted by the Administrative Agent, a Lender or any other party hereto.
h.Hedging Obligations. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Hedging Obligation, except that the Borrower or any Restricted Subsidiary may enter into any Hedging Obligation that (i) is of a non-speculative nature, or (ii) is for the purpose of hedging the Borrower’s or such Restricted Subsidiary’s reasonably estimated interest rate, currency or commodity prices exposure.

136368826_13

i.Anti-Corruption Laws. The Borrower shall maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. The Borrower shall ensure that it, any of its Subsidiaries and any of their respective directors, officers, employees or agents that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is not and does not become a Sanctioned Person.
j.Environmental Laws. The Borrower shall, and shall cause each Restricted Subsidiary to:
(1)comply with, and take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, except for such noncompliance or failure to obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(2)conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws relating to real property owned, leased or occupied by the Borrower or any Restricted Subsidiary, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
k.Covenants Regarding Subsidiaries.
(1)The Borrower will cause each of its wholly-owned Domestic Subsidiaries that is a Significant Subsidiary hereafter formed (including by division) or acquired, or any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (to the extent it is a wholly-owned Domestic Subsidiary that is a Significant Subsidiary), to execute and deliver to the Administrative Agent, no later than forty five (45) days after the formation or acquisition thereof (or such longer period as may be reasonably acceptable to the Administrative Agent), a Joinder Agreement and such other documentation as the Administrative Agent shall reasonably deem appropriate to grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary and, in connection therewith, cause to be delivered to the Administrative Agent the following, in each case in form and substance reasonably acceptable to the Administrative Agent, (A) a customary written opinion of counsel as to such matters relating thereto as the Administrative Agent may reasonably request, (B) certified copies of the Organic Documents of such Subsidiary, along with appropriate resolutions and an incumbency certificate of such Subsidiary, (C) if any Capital Stock owned or issued by such Subsidiary is certificated, deliver to the Administrative Agent such original certificated Capital Stock or other certificates and stock or other transfer powers evidencing such Capital Stock, (D) such updated Schedules to the Security Documents as requested by the Administrative Agent with respect to such Subsidiary and (E) such other agreements, instruments, approvals or other documents as the Administrative Agent may reasonably request with respect thereto. The

136368826_13

Borrower may, with the consent of the Administrative Agent (not to be unreasonably withheld in the case of a Domestic Subsidiary), elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor by, concurrently with such election, executing and/or delivering to the Administrative Agent each of the deliverables required in the preceding sentence, including but not limited to deliverables of the type referred to in Section 4.1(l).
(2)With respect to each direct Foreign Subsidiary (other than any Immaterial Foreign Subsidiary) of a Loan Party that is a Controlled Foreign Corporation (each, an “Applicable Foreign Subsidiary”), the Borrower shall take all actions reasonably requested by the Administrative Agent to grant, or cause to be granted, to the Collateral Agent a perfected Lien on 65% of each class of the Capital Stock of such Subsidiary entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) and 100% of each class of the Capital Stock of such Subsidiary not entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) and, in connection therewith, if requested by the Administrative Agent, deliver to the Administrative Agent applicable authorization documents, pledge agreement and an opinion of foreign counsel in form and substance, reasonably acceptable to the Administrative Agent.
(3)Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the foregoing provisions of this Section 5.11 shall not require the creation or perfection of pledges of or security interests in the assets of (including pledges of Capital Stock of Foreign Subsidiaries), or the obtaining of legal opinions or other deliverables with respect to, or the provision of guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests or obtaining such legal opinions or other deliverables, or providing such guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
l.Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that stay the enforcement of such claim and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay such liabilities, individually or in the aggregate, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
m.Designation of Restricted and Unrestricted Subsidiaries.
The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a), and, as a condition

136368826_13

precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such ratios and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is at such time a “Restricted Subsidiary” for purposes of any Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’, as applicable, investments therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiaries’, as applicable, investment in such Subsidiary.
n.Certain Post-Closing Obligations. As promptly as practicable, but in any event, within the respective time periods referred to therein (as each such time period may be extended by the Administrative Agent in its reasonable discretion), the Borrower shall take the actions set forth on Schedule 5.14 hereto.
o.Further Assurances. The Borrower will, and will cause its Restricted Subsidiaries to, (a) execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable Requirement of Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, (b) provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents and (c) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
SECTION 6. NEGATIVE COVENANTS
The Borrower hereby agrees that from and after the Closing Date, so long as any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Commitment

136368826_13

remains in effect or any other Obligation is outstanding (other than any contingent indemnification obligations under which there is no outstanding claim):
a.Financial Condition Covenants. The Borrower shall not:
(1)Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any fiscal quarter for the four fiscal quarter period then ended, beginning with the fiscal quarter ending June 30, 2021, to be greater than 4.00:1.00.
Notwithstanding the foregoing, in connection with any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $200,000,000, the Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent, increase the maximum Total Leverage Ratio permitted pursuant to this Section 6.1(a) to 4.50 to 1.00, which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Condition Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Condition Acquisition, for purposes of determining compliance on a pro forma basis with this Section 6.1(a) on the LCA Test Date, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each, a “Leverage Ratio Increase”); provided that (x) such increase shall apply solely with respect to compliance with this Section 6.1(a) and any determination of the Total Leverage Ratio for purposes of the definition of Permitted Acquisition and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement, (y) there shall be no more than two Leverage Ratio Increases during the term of this Agreement and (z) there shall be at least two full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.
(2)Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any fiscal quarter for the four fiscal quarter period then ended, beginning with the fiscal quarter ending June 30, 2021 to be less than 3.00:1.00.
b.Limitation on Indebtedness. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume or suffer to exist any Indebtedness except for:
(1)Indebtedness created hereunder and under the other Loan Documents, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (a);
(2)Indebtedness existing on the Closing Date, and other than with respect to any such Indebtedness of (i) any Loan Party to any other Loan Party or (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, set forth in Schedule 6.2 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

136368826_13

(3)Capitalized Lease Obligations and other Indebtedness secured by any purchase money Lien incurred in connection with the acquisition by the Borrower or any Restricted Subsidiary of equipment or other fixed assets, in an aggregate principal amount outstanding not exceeding the greater of (x) $50,000,000 and (y) 1.5% of Consolidated Total Assets at the time of incurrence thereof, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (c);
(4)Guarantees of Indebtedness of the Borrower or any other Restricted Subsidiary, which Indebtedness is otherwise permitted to be incurred under this Section 6.2, and all to the extent permitted by Section 6.7;
(5)Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party to the Borrower or any other Restricted Subsidiary to the extent permitted by Section 6.7 and (iii) any Loan Party to any Restricted Subsidiary that is not a Loan Party; provided that all such Indebtedness permitted under this subclause (iii) shall be subordinated to the Obligations;
(6)Indebtedness of Foreign Subsidiaries incurred on or after the Closing Date in an aggregate principal amount not to exceed the greater of (x) $20,000,000 and (y) 1.0% of Consolidated Total Assets at the time of incurrence thereof;
(7)(i) the Senior Notes, (ii) other unsecured Indebtedness of a Loan Party so long as (A) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (B) the Administrative Agent shall have received reasonably satisfactory written evidence that the Borrower shall be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis as of the most recent four fiscal quarter period after giving effect to the issuance of such Indebtedness and use of proceeds thereof, (C) such Indebtedness does not mature, or require any principal amortization or mandatory prepayment, put right or sinking fund obligation prior to the date that is 91 days after the then latest scheduled maturity date of the Loans and Commitments (other than reasonable and customary prepayment, redemption, repurchase or defeasance obligations in connection with (A) a change of control, (B) an asset sale or other fundamental change or (C) incurrence of Indebtedness); provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (C), (D) the terms of such Indebtedness reflect market terms (taken as a whole) at the time of issuance and (E) the terms of such Indebtedness do not include any financial maintenance covenants that are not included in this Agreement or that are more restrictive than the financial maintenance covenants set forth in Section 6.1, and (iii) any Permitted Refinancing Indebtedness in respect of Indebtedness otherwise permitted under this clause (g) (and, in each case, any guarantees thereof by the Guarantors);
(8)Indebtedness of the Borrower or any Restricted Subsidiary to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement constituting a portion of the purchase price therefor in an aggregate amount not exceeding $50,000,000 at any time outstanding;

136368826_13

(9)any Hedging Obligation that (i) is of a non-speculative nature and (ii) is for the purpose of hedging the Borrower’s or such Restricted Subsidiary’s interest rate, currency exposure or commodity exposure, in each case in the ordinary course of business;
(10)(i) Indebtedness in respect of letters of credit (including trade letters of credit, but excluding any Letter of Credit issued under this Agreement), bank guarantees or similar instruments issued or incurred in the ordinary course of business; and (ii) Indebtedness consisting of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(11)Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business and in each case not in connection with Indebtedness for money borrowed;
(12)Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.1(i);
(13)Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar cash management arrangements, in each case in the ordinary course of business;
(14)Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(15)Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Capital Stock of the Borrower to the extent permitted by Section 6.6;
(16)Indebtedness in the form of earn-outs or customary working capital adjustments in connection with Permitted Acquisitions;
(17)(i) Indebtedness of a Person acquired in a Permitted Acquisition existing at the time such Person becomes a Restricted Subsidiary and not created in contemplation thereof (provided that, after giving effect to the acquisition of such Person, on a pro forma basis, no Default or Event of Default shall have occurred and be continuing or would arise after giving effect thereto) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (q); provided that the aggregate principal amount of Indebtedness incurred under this clause (q) shall not exceed $50,000,000;
(18)Disqualified Stock of the Borrower in an aggregate amount at any time outstanding not to exceed the greater of (x) $75,000,000 and (y) 2.25% of Consolidated Total Assets at the time of incurrence thereof;

136368826_13

(19)other Indebtedness of the Borrower and its Restricted Subsidiaries outstanding not to exceed the greater of (x) $75,000,000 and (y) 2.25% of Consolidated Total Assets at the time of incurrence thereof; and
(20)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.
c.Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(1)Liens created hereunder or under any of the other Loan Documents;
(2)any Lien on any property of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.3 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property of the Borrower or any Restricted Subsidiary other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(3)rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in the ordinary course of business in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(4)Liens on assets of a Restricted Subsidiary which is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted by Section 6.2;
(5)Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.7 or (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted under Section 6.5, including customary rights and restrictions contained in such agreements;
(6)Liens for taxes, assessments, fees and other charges of any Governmental Authority that are not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Restricted Subsidiary, as applicable, in conformity with GAAP;
(7)Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, shippers’, laborers’ or other like Liens

136368826_13

arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days and, if overdue, for which adequate reserves have been posted under GAAP;
(8)pledges or deposits in connection with payroll taxes, workers’ compensation, unemployment insurance and other social security legislation;
(9)pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(10)Liens created by or resulting from litigation or legal proceedings in the ordinary course of business or in respect of judgments, decrees, attachments or awards that, in each case, do not constitute an Event of Default under Section 7.1(i);
(11)easements, rights-of-way, restrictions, zoning and other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, are not likely to cause a Material Adverse Effect;
(12)Liens securing Indebtedness permitted by Section 6.2(c); provided that no such Lien covers any property other than the property subject to such Capitalized Lease Obligation, or acquired in connection with the incurrence of such Indebtedness, as applicable, and the proceeds thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(13)Liens arising from the filing of precautionary UCC financing statements (or other similar filings in other applicable jurisdictions) regarding operating leases or other obligations not constituting Indebtedness;
(14)leases, licenses, subleases or sublicenses granted to others, including in respect of intellectual property which do not secure any Indebtedness;
(15)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;
(16)Liens securing insurance premiums financing arrangements; provided that that the amount so secured does not exceed the annual premiums in respect of such insurance premiums at any one time outstanding;
(17)Liens on any property of (i) any Loan Party in favor of any other Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any other Restricted Subsidiary;
(18)Liens arising from any interest of a lessor under any real property lease or sublease agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; and

136368826_13

(19)Liens not otherwise permitted by this Section 6.3, provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed the greater of (x) $20,000,000 and (y) 3.5% of EBITDA.
d.Limitation on Amendments to Organic Documents and other Fundamental Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, (a) make any amendment to its Organic Documents in a manner that would reasonably be expected to be materially adverse to the Administrative Agent, the Collateral Agent or the Lenders; or (b) enter into any merger, division, consolidation or amalgamation, or liquidate or dissolve itself (or suffer any liquidation or dissolution) except (i) any merger, consolidation or amalgamation, of a Restricted Subsidiary that is a Loan Party into the Borrower, with the Borrower being the survivor thereof, or between or among the Restricted Subsidiaries, provided that if such transaction involves a Loan Party, then a Loan Party is the survivor thereof, (ii) any merger in connection with a Permitted Acquisition, so long as a Loan Party is the survivor thereof and, if such merger, consolidation or other transaction involves the Borrower, the Borrower is the survivor thereof and (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; or (c) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets to any Person other than (i) the Borrower or another Loan Party; provided that if the party conveying, selling, leasing, assigning, transferring or disposing is not a Loan Party, such disposition shall be (x) for no more than fair market value (as determined in good faith by the Borrower) or (y) treated as an Investment in such non-Loan Party and otherwise made in compliance with Section 6.7 or (ii) solely in the case of a conveyance, sale, lease, assignment, transfer or other disposition by a Restricted Subsidiary that is not a Loan Party, any other Restricted Subsidiary that is not a Loan Party, except for any Asset Disposition in compliance with Section 6.5;
e.Limitation on Sale of Assets. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for at least fair market value (as determined in good faith by the Borrower), (ii) no Default or Event of Default has occurred and is continuing or would result from such Asset Disposition, (iii) at least 75% of the consideration for such Asset Disposition consists of cash or Cash Equivalents and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year of the Borrower (other than any Asset Dispositions pursuant to the proviso at the end of this Section 6.5), does not exceed the greater of (x) $30,000,000 and 5.0% of EBITDA; provided that the Borrower and its Restricted Subsidiaries shall be permitted to sell, transfer or otherwise dispose of all of a portion of the Borrower’s “B2B Backup Business”, including any assets related to or used in such business, for at least fair market value (as determined in good faith by the Borrower), whether in one transaction or a series of related transactions and whether in the form of a sale of equity interests in one or more Subsidiaries, a sale of assets or a combination of the two.

136368826_13

f.Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) if a corporation, declare or pay any dividend on (other than dividends payable solely in Qualified Stock of the Borrower or its Restricted Subsidiaries), (b) if a partnership, limited liability company or other entity, make any distribution (other than distributions payable solely in Qualified Stock of the Borrower or its Restricted Subsidiaries) with respect to the ownership interests therein, (c) make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Restricted Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding or (d) make any payments (whether of principal, interest or otherwise) on Indebtedness that is subordinated to the Obligations (“Junior Obligations”) or in any case set forth in the foregoing clauses (a), (b) or (c), any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided, however, that
i.(A) any Restricted Subsidiary may make Restricted Payments to the Borrower or to another Loan Party, (B) any Restricted Subsidiary that is a Domestic Subsidiary but not a Loan Party may make Restricted Payments to a Loan Party or another Restricted Subsidiary that is a Domestic Subsidiary and (C) any Restricted Subsidiary that is a Foreign Subsidiary but not a Loan Party may make Restricted Payments to a Loan Party or any other Restricted Subsidiary;
ii.the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement;
iii.the Borrower may make payments on Junior Obligations to the extent permitted by the subordination agreement executed in favor of the Administrative Agent with respect thereto;
iv.the Borrower may make additional Restricted Payments not referred to in clauses (i) or (iii) above or clause (v) below; provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith on a pro forma basis the Borrower shall be in compliance with a Total Leverage Ratio of 3.25 to 1.00;
v.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $100,000,000 per fiscal year of the Borrower;

136368826_13

vi.any non-wholly owned Restricted Subsidiary may make Restricted Payments to all holders of any class of Capital Stock of such Restricted Subsidiary on a pro rata basis or more favorable basis from the perspective of the Borrower or the Restricted Subsidiary of the Borrower that is the parent of such Restricted Subsidiary;
vii.the Borrower may repay, redeem, repurchase, defease or otherwise acquire or retire for value Junior Obligations with the proceeds of Permitted Refinancing Indebtedness permitted hereunder;
viii.the Borrower may effect the non-cash repurchase of Capital Stock (A) deemed to occur upon the exercise of stock options, warrants or other similar stock based awards under equity plans of the Borrower, to the extent such Capital Stock represents a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of the Borrower or (B) in connection with tax withholding related to such Capital Stock;
ix.the Borrower or any Restricted Subsidiary may pay cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants of any such Person or (B) the conversion or exchange of convertible debt or other Capital Stock of any such Person; and
x.the Borrower may purchase, redeem or acquire fractional shares of Capital Stock of the Borrower arising out of stock dividends, splits or combinations.
g.Limitation on Acquisitions, Investments, Loans and Advances. The Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate any Acquisition, make or hold any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make or hold any other investment in (any of the foregoing, an “investment”), any Person, except:
(1)Cash Equivalents;
(2)extensions of trade credit made in the ordinary course of business;
(3)investments (i) by a Loan Party in another Loan Party, (ii) by a Restricted Subsidiary that is not a Loan Party in another Restricted Subsidiary or the Borrower, and (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, by a Loan Party in a Subsidiary that is not a Loan Party; provided that the aggregate amount of all investments made pursuant to this clause (c)(iii), together with all investments made pursuant to clauses (i)(ii) and (k)(ii) below, does not exceed $100,000,000 in any fiscal year of the Borrower;
(4)investments existing on the Closing Date and, other than with respect to any such investments by (i) any Loan Party in any other Loan Party or (ii) any Subsidiary that is

136368826_13

not a Loan Party in any other Subsidiary that is not a Loan Party, set forth on Schedule 6.7 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original investment is not increased except by the terms of such investment or as otherwise permitted by this Section 6.7;
(5)payroll, travel and other loans or advances to, or guarantees issued to support the obligations of, officers and employees of the Borrower or any Restricted Subsidiary, in each case in the ordinary course of business, not in excess of $1,000,000 outstanding at any time;
(6)investments consisting of non-exclusive licensing of intellectual property to other Persons in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrower and its Restricted Subsidiaries;
(7)any Hedging Agreement permitted under this Agreement;
(8)investments received in connection with the bankruptcy, reorganization or liquidation of, or the settlement of delinquent accounts or disputes with, any customers, suppliers, vendors or other account debtors, in each case in the ordinary course of business of the Borrower or its Restricted Subsidiaries;
(9)investments by the Borrower or any Restricted Subsidiary thereof in the form of:
i.Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition becomes a part of a Loan Party or becomes a Loan Party in the manner contemplated by Section 5.11; and
ii.Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition does not become a Loan Party or a part of a Loan Party in an aggregate amount, taken together with all Permitted Acquisitions made in reliance on this clause (i)(ii) and all investments made pursuant to clause (c)(iii) above and clause (k)(ii) below, not to exceed $100,000,000 in any fiscal year of the Borrower;
(10)other investments in an aggregate amount not exceeding $50,000,000 during the term of this Agreement;
(11)investments in (i) the OCV Fund in accordance with the terms of the OCV LPA in an aggregate amount not to exceed $200,000,000 and (ii) investments in Unrestricted Subsidiaries and joint ventures, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, and (y) the aggregate amount for all investments made in reliance on this clause (k)(ii) and all investments made pursuant to clauses (c)(iii) and (i)(ii) above does not exceed $100,000,000 in any fiscal year of the Borrower;

136368826_13

(12)so long as no Change of Control would result therefrom, investments the payment for which consists of Qualified Stock of the Borrower; and
(13)additional investments; provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to such investment and any Indebtedness incurred in connection therewith on a pro forma basis the Borrower shall be in compliance with a Total Leverage Ratio of 3.25 to 1.00
h.Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service or the payment of any management or consulting fees, with or to any of the Borrower’s Affiliates, except for transactions in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business that are upon terms not materially less favorable to the Borrower or such Restricted Subsidiary, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, provided, however, that nothing in this Section 6.8 shall prohibit (a) transactions between or among the Borrower and its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary provided that such transaction does not involve any other Affiliate; (b) any employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, equity incentive agreement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Borrower or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto; (c) payment of reasonable fees and reasonable compensation to, provision of customary benefits to and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary; (d) loans and advances to officers, directors, consultants and employees of the Borrower or any Restricted Subsidiary for travel, entertainment, moving, other relocation and similar expenses, in each case made in the ordinary course of business; (e) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement; (f) the existence of, and the performance by any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which, in the case of any of the foregoing pertaining to non-wholly owned Restricted Subsidiaries, is set forth on Schedule 6.8, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.8(f) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Closing Date; (g) ordinary course non-exclusive license agreements relating to intellectual property not interfering in any material respect with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries; (h) transactions between the Borrower, on the one hand and the OCV Fund, OCV I GP, LLC, in its capacity as the general partner of the OCV Fund on the other hand, in the ordinary course of business so long as the terms of any such

136368826_13

transactions are fair to the Borrower, in the reasonable determination of the board of directors of the Borrower; and (i) issuance of Qualified Stock of the Borrower.
i.Fiscal Year. The Borrower shall not, without the prior written consent of the Administrative Agent, permit the fiscal year of the Borrower or any Restricted Subsidiary to end on a day other than December 31.
j.Prohibitions on Certain Agreements, Modifications to Certain Agreements. (a) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into or permit to exist any indenture, agreement, instrument or other arrangement, other than the Loan Documents and the Senior Notes as in effect on the date hereof, that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the payment of indebtedness owed to the Borrower or any Restricted Subsidiary, the granting of Liens (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(c), and then only with respect to the property encumbered thereby), or the declaration or payment of dividends, the making of loans or advances to the Borrower or any Restricted Subsidiary or the sale, assignment, transfer or other disposition of Property to the Borrower or any Restricted Subsidiary (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(c), and then only with respect to the property encumbered thereby); provided that the foregoing shall not apply to any arrangement which (i) exists on the date hereof and (to the extent not otherwise permitted by this Section 6.10) is listed in Schedule 6.10, (ii) is binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such arrangement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and only applies to the assets or property of such Restricted Subsidiary, (iii) represents or arises in connection with Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.2 and only applies to the assets or property of such Restricted Subsidiary, (iv) arises in connection with any Asset Disposition permitted by Section 6.5 and applicable solely with respect to the assets or property to be sold in connection with such Asset Disposition, (v) is a provision in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.7 and applicable solely to such joint venture, (vi) is a negative pledge and restriction on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates solely to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Obligations) or that expressly permits Liens for the benefit of the Collateral Agent and the Secured Parties with respect to the credit facility established hereunder and the Secured Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) is a customary restriction on leases, subleases, licenses or asset sale agreements otherwise not prohibited hereby so long as such restrictions may relate to the assets subject thereto, (viii) is a customary provision restricting assignment or transfer of any agreement entered into in the ordinary course of business, (ix) arises in connection with cash or other deposits permitted under Section 6.3 or is a restriction on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) is existing under or by reason of applicable law or any applicable rule, regulation or order and (xi) is a restriction in any one or more agreements governing Indebtedness entered

136368826_13

into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or, if applicable, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date and not entered into in contemplation of such Person becoming a Restricted Subsidiary.
k.Sale-Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise transfer any of its properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property unless (1) the Borrower or the Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction pursuant to Section 6.2 and (ii) create a Lien on such property or asset securing such Attributable Debt pursuant to Section 6.3, in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and (2) the Borrower complies with Section 6.5 in respect of such transaction.
l.Line of Business. Neither the Borrower nor any of its Restricted Subsidiaries shall engage in any business other than the types of businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date, and any business reasonably related, incidental, complementary or ancillary thereto or any business that is a reasonable extension, development or expansion thereof.
m.Anti-Terrorism Laws. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly knowingly (a) enter into any Contractual Obligation with any Person listed on the OFAC Lists; (b) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law; or (d) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
n.Certain Amendments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of (a) any unsecured Indebtedness of a Loan Party that constitutes Material Indebtedness unless immediately after giving effect to such amendment, modification, waiver or supplement the terms of such Indebtedness would satisfy the requirements of Section 6.2(g)(ii)(E) if such Indebtedness were being issued or incurred at such time and such amendment, modification, waiver or supplement would not materially and adversely affect the rights or interests of the Administrative Agent, the Collateral Agent and the Lenders hereunder or (b) any Junior Obligations in any respect which would materially and adversely affect the rights or interests of the Administrative Agent, the

136368826_13

Collateral Agent and the Lenders hereunder, in each case of clauses (a) and (b), without the prior written consent of the Administrative Agent.
SECTION 7. EVENTS OF DEFAULT
a.Events of Default.
If any of the following events shall occur and be continuing:
(1)The Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation on any Letter of Credit when due, (ii) any interest on any Loan or interest on reimbursement obligation with respect to any Letter of Credit within three (3) Business Days after the date when due or (iii) any other amount payable hereunder or under any Loan Document within five (5) Business Days after any such other amount becomes due; or
(2)Any representation or warranty made by any Loan Party herein or in any other Loan Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made (except to the extent already qualified by materiality or by reference to Material Adverse Effect, in which case, it shall prove to have been incorrect in any respect); or
(3)The Borrower shall default in the observance or performance of any agreement contained in Sections 5.1, 5.2(a) or (d), 5.4(b), 5.6, 5.7 or 5.14 or any provision of Section 6; or
(4)Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower and (ii) actual knowledge thereof by such Loan Party; or
(5)Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any material provision of any Loan Document shall at any time be contested by any Loan Party or any other party thereto (other than the Administrative Agent) in writing, or a proceeding shall be commenced by any Loan Party or such other party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party or such other party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any such other party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document or any Loan Document shall cease to be in full force and effect; or
(6)Any Loan Party shall (A) default in any payment of principal or interest, regardless of the amount, due in respect of any Material Indebtedness, in any case without regard to any period of grace provided in the instrument or agreement under which such Indebtedness was created, whether or not such default has been waived by the holders of such Indebtedness; or (B) default in the observance or performance of any other material agreement or condition

136368826_13

relating to any such Indebtedness referred to in clause (A) of this Section 7.1(f) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Indebtedness to be required to be defeased or purchased; or
(7)(i) The Borrower or any of the Significant Subsidiaries of the Borrower shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or
(8)Except as could not reasonably be expected to, and does not, result in a Material Adverse Effect (i) the Borrower or any of its Subsidiaries or ERISA Affiliates shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Title IV Plan, (ii) any failure of a Title IV Plan to satisfy the applicable minimum funding standard (as defined in Section 412 of the Code), (iii) any Termination Event shall occur, (iv) any Title IV Plan shall terminate, or (v) the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate thereof could reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or
(9)One or more judgments or decrees shall be entered against one or more of the Borrower or its Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid or fully covered by insurance under which the insurer has been notified of the potential claim and has not denied coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days

136368826_13

from the entry thereof or in any event five (5) days before the date of any sale pursuant to such judgment or decree; or one or more non-monetary judgments or orders shall be entered against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(10)A Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically each Commitment and the commitment to issue Letters of Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and (B) if such event is any other Event of Default, with the consent of the Required Lenders the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, take any or all of the following actions: (i) by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding sentence, the Issuing Bank may demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent or the Collateral Agent, as applicable, an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent or the Collateral Agent, as applicable, to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 7.2. After all such Letters of Credit shall have expired or been fully drawn upon, the reimbursement obligation of the Borrower shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower In all cases, the Administrative Agent or the Collateral Agent, as applicable, may enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with this Section

136368826_13

7.1 for the benefit of all the Lenders, the Issuing Bank and the other Secured Parties; provided that the foregoing shall not prohibit (a) the Administrative Agent or Collateral Agent, as applicable, from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.7, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to this paragraph and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.7(a), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
b.Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans, all payments and proceeds in respect of any of the Obligations received by the Administrative Agent, the Collateral Agent or any Lender under any Loan Document shall be applied as follows:
first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement or the other Loan Documents;
second, to all fees (other than Letter of Credit fees owing to the Lenders and unused commitment fees), costs, indemnities, liabilities, obligations and expenses, including attorney’s fees, incurred by or owing to any Lender, the Issuing Bank or the Swing Line Lender with respect to this Agreement or the other Loan Documents;
third, to accrued and unpaid Letter of Credit fees owing to the Lenders, unused commitment fees and interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);
fourth, to the principal amount of the Obligations, including to make Cash Collateral deposits to secure existing obligations with respect to Letters of Credit in compliance with Section 2.20 or 7.1, and to the Secured Obligations owing to any counterparty in respect of any Lender Hedging Agreement and Cash Management Obligations;
fifth, to any other Secured Obligations owing to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swing Line Lender or any Lender under the Loan Documents; and

136368826_13

sixth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in this Section.
c.Credit Bidding.
The Administrative Agent or the Collateral Agent, as applicable, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent or the Collateral Agent under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent or the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent or the Collateral Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent or the Collateral Agent, as applicable, is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Capital Stock and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent or Collateral Agent, as applicable, with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1.
Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, Uniform Commercial Code sales or other similar dispositions of Collateral.

136368826_13

SECTION 8. THE AGENTS
a.Appointment and Authority.
(1)Each of the Collateral Agent, the Lenders and the Issuing Bank hereby irrevocably appoints, designates and authorizes MUB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(2)Each of the Administrative Agent, the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes MUB to act on its behalf as the Collateral Agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5 as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
(3)The provisions of this Section 8 are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and, other than in connection with the resignation or removal of the Administrative Agent or the Collateral Agent under Section 8.6, none of the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
b.Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent, as applicable, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent, as applicable, hereunder and without any

136368826_13

duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
c.Exculpatory Provisions. The Administrative Agent, the Collateral Agent and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and their respective duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, the Collateral Agent nor any of their respective Related Parties:
(1)shall be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(2)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(3)shall have any duty to disclose or be liable for the failure to disclose, to any Lender, the Issuing Bank or any other Person, any credit or other any information concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent or the Collateral Agent, as applicable, or their respective Affiliates in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement;
(4)shall be required to account to any Lender or the Issuing Bank for any sum or profit received by either the Administrative Agent or the Collateral Agent for their respective accounts.
(5)shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and in the second to last paragraph of Section 7.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment; provided that the Administrative Agent and

136368826_13

the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default (and including an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower, a Lender or the Issuing Bank;
(6)shall be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.
Notwithstanding anything to the contrary herein or in any other Loan Document and without limiting the generality of this Section 8.3, the Collateral Agent shall not be required to take any action with respect to any remedial provision of this Agreement or any other Loan Document unless directed to do so by the Administrative Agent.
d.Reliance by Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall each be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may each rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent or the Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent or the Collateral Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent and the Collateral Agent may each consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or Issuing Bank that has signed this Agreement or a signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it is to become a Lender or Issuing Bank hereunder shall be deemed to have

136368826_13

consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Bank or that is to be acceptable or satisfactory to such Lender or Issuing Bank.
e.Delegation of Duties. The Administrative Agent and the Collateral Agent may each perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or the Collateral Agent, as applicable. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.
f.Resignation of Administrative Agent and the Collateral Agent. Each of the Administrative Agent and the Collateral Agent may each resign at any time upon 30 days’ notice to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) (provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as an administrative agent or collateral agent on syndicated bank facilities in the ordinary course of its business with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or the Collateral Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above (the date upon which the retiring Administrative Agent or the Collateral Agent is replaced, the “Resignation Effective Date”). Whether or not a successor has been appointed, the resigning Administrative Agent’s or Collateral Agent’s, as applicable, resignation shall become effective in accordance with its notice or resignation on the Resignation Effective Date. Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its (or its Affiliates) resignation as (i) Issuing Bank, (ii) Swing Line Lender and (iii) Collateral Agent, in which case such resigning Administrative Agent (or its Affiliate) (x) shall not be required to (I) issue any further Letters of Credit or (II) make any Swing Line Loans hereunder or (III) act as Collateral Agent and (y) shall maintain all of its rights as (I) Issuing Bank with respect to any Letters of Credit issued by it and (II) Swing Line Lender with respect to any Swing Line Loans hereunder and (III) Collateral Agent, as applicable, in each case, prior to the Resignation Effective Date.

136368826_13

If the Person serving as Administrative Agent or the Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent or Collateral Agent, as applicable, and, with the Borrower’s consent (such consent not to be unreasonably withheld, delayed or condition and provided further that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
With effect from the Resignation Effective Date or Removal Effective Date, as applicable, (a) the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent or the Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or the Collateral Agent is appointed and (b) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent or Collateral Agent, as applicable, appoint a successor Administrative Agent or Collateral Agent as provided for above in this Section 8.6. Upon the acceptance of a successor’s appointment as Administrative Agent or the Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or the Collateral Agent as of the Resignation Effective Date or Removal Effective Date), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or the Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or the Collateral Agent’s, as applicable, resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, or the Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or the Collateral Agent was acting as Administrative Agent or the Collateral Agent, as applicable or relating to its duties as Administrative Agent or Collateral Agent, as applicable, that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as Collateral Agent or otherwise holding any

136368826_13

Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent or Collateral Agent.
g.Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender and the Issuing Bank expressly acknowledges that none of the Administrative Agent, the Collateral Agent nor any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Collateral Agent or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Collateral Agent or any of their respective Related Parties to any Lender, the Issuing Bank or any other Secured Party as to any matter, including whether the Administrative Agent, the Collateral Agent or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and the Issuing Bank expressly acknowledges, represents and warrants to the Administrative Agent and the Collateral Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as they have deemed appropriate, made their own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and the Issuing Bank also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 8.7.

136368826_13

h.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
i.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any amounts in respect of a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(1)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, amounts owing in respect of Letters of Credit and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent under Sections 2.7 and 9.5) allowed in such judicial proceeding; and
(2)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Collateral Agent, each Lender and the Issuing Bank to make such payments to the Administrative Agent (and, if the Administrative Agent shall consent to the making of such payments directly to the Collateral Agent, the Lenders and the Issuing Bank, then directly to the Collateral Agent, the Lenders and the Issuing Bank) to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7 and 9.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of the Collateral Agent, any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of the Collateral Agent, any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.
j.Authorization to Execute Other Loan Documents.

136368826_13

(1)Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents, any intercreditor agreements, and any subordination agreements) other than this Agreement.
(2)Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Lender Hedging Agreement and Cash Management Obligations) irrevocably authorize the Administrative Agent or the Collateral Agent, at its option and in its discretion:
i.to release any Lien on any Collateral granted to or held by the Collateral Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Loan Party permitted under the Loan Documents, as certified by the Borrower, (C) to the extent that such Collateral consists of property leased to a Loan Party, upon termination or expiration (and non-renewal) of such lease, (D) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Loan Documents in accordance with clause (iii) below, (E) upon such property becoming an Excluded Asset or (F) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.1; provided that any release of all or substantially of the Collateral shall be subject to Section 9.1(c);
ii.to subordinate any Lien on any Collateral granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 6.3(l); provided that the subordination of all or substantially all of the Collateral shall be subject to Section 9.1(c); and
iii.to release any Guarantor from its obligations under any Loan Documents upon (A) the termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (B) a sale or other disposition (including by way of consolidation or merger) of such Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (other than to the Borrower or a Restricted Subsidiary) otherwise permitted by the Loan Documents, as certified by the Borrower or (C) the designation in accordance with this Agreement of such Guarantor as an Unrestricted Subsidiary; provided that the release of Guarantors comprising

136368826_13

substantially all of the credit support for the Secured Obligations shall be subject to Section 9.1(d).
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.10(b). In each case as specified in this Section 8.10(b), the Administrative Agent or the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.10(b) as certified by the Borrower.
(3)Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
k.Lender Hedging Agreements and Cash Management Obligations. No holder of any Secured Obligations under Lender Hedging Agreements and any Cash Management Obligations that obtains the benefits of this Agreement or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations under Lender Hedging Agreements and any Cash Management Obligations unless the Administrative Agent and the Collateral Agent have received a notice from holders of Secured Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Lender Hedging Agreement or Cash Management Obligation, as appropriate, together with such supporting documentation as the Administrative Agent or the Collateral Agent may reasonably request with respect to such Secured Obligations under Lender Hedging Agreements and any Cash Management Obligations from the applicable holders thereto. In addition, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Lender Hedging Agreements and any Cash Management Obligations in the case of the Revolving Loan Commitment Expiration Date.

136368826_13

l.Certain ERISA Matters.
(1)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
iv.such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
v.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
vi.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
vii.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(2)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the

136368826_13

Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Collateral Agent and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 9. MISCELLANEOUS
a.Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purposes of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (a) reduce the amount or extend the maturity of, or other time of payment of principal on, any Loan, or (subject to clause (z) of this paragraph) reduce the rate or extend the time of payment of interest thereon, or (subject to clause (x) of this paragraph) reduce the amount, or extend the time of payment, of any fee, indemnity or reimbursement payable to any Lender hereunder, or increase or extend any Commitment (or reinstate any Commitment terminated pursuant to Section 7.1), in each case without the written consent of the Lender affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.7(b) during the continuance of an Event of Default and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder; or (b) (i) change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (except in connection with a transaction permitted hereby) or (iii) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(e), 2.10, 7.2 or 9.7(a) in each case in a manner that would alter the pro rata sharing of payments or order of application required thereby; in each case without the written consent of all the Lenders; or (c) release or subordinate all or substantially all of the Collateral or release or subordinate any Security Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written

136368826_13

consent of each Lender or (d) release all of the Guarantors or Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from the Guarantee Agreement, without the written consent of each Lender; or (e) amend, modify, terminate or waive the rights or duties of the Administrative Agent or the Collateral Agent or any provision of Section 8 without the written consent of the Administrative Agent or Collateral Agent, as applicable; or (d) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans, or the rights or duties of the Swing Line Lender, without the written consent of the Swing Line Lender; or (e) amend, modify or waive any Loan Document so as to (i) extend the stated expiration date of any Letter of Credit beyond the date set forth in the definition of the Revolving Loan Commitment Expiration Date without the written consent of the Issuing Bank and each Lender holding a Revolving Loan Commitment that is affected thereby; (ii) reduce any reimbursement obligation in respect of any Letter of Credit without the written consent of the Issuing Bank and each Lender holding a Revolving Loan Commitment; (iii) amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.19 without the written consent of the Administrative Agent and the Issuing Bank or (iv) amend, modify, terminate or waive any rights or duties of the Issuing Bank without the written consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent, and all permitted successors and assigns of the Lenders, the Administrative Agent and the Collateral Agent. Notwithstanding the foregoing (x) any amendment, restatement or other modification to the Engagement Letter shall require the consent of the Administrative Agent and the Borrower only, (y) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, omission, mistake, defect or inconsistency and (z) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.9(b) in accordance with the terms of Section 2.9(b). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no

136368826_13

other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 9.1) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.22 (including as applicable, (1) to permit the Revolving Commitment Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include a Revolving Commitment Increase in any determination of Required Lenders or similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.
b.Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed to the parties at their addresses as set forth on the signature pages hereof or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Administrative Agent pursuant to Section 2.1, 2.3, 2.4, 2.5 or 2.19 shall not be effective until received.
(1)The Administrative Agent and the Collateral Agent shall each be entitled to rely and act upon telephonic notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, (ii) such notices are found not to have been authorized by the Borrower or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower hereby agrees to indemnify each of the Administrative Agent and the Collateral Agent from all losses, costs, expenses and liabilities resulting from the reliance by the Administrative Agent or the Collateral Agent, as applicable, on any such notice, unless such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent or Collateral Agent, as applicable.
(2)Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Collateral Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. For the avoidance of doubt, notices delivered by the Borrower to the Administrative Agent pursuant to Sections 2.1(d), 2.5, and 2.21(d) hereof, may be made by

136368826_13

electronic mail and need not include an executed signature; provided that such electronic notice shall be in a form acceptable to the Administrative Agent and from an officer of the Borrower covered by an incumbency certificate previously or concurrently delivered to the Administrative Agent. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(3)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications (as defined below) on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
(4)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or other Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Borrower Materials or the other Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials, the other Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses) arising out of the Borrower’s, any Loan Party’s or any Agent Party’s transmission of communications through Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Agent Parties are not responsible for approving or vetting the representatives, designees or contacts of any Lender or the Issuing Bank that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and the Issuing Bank party hereto understands and accepts such risks.

136368826_13

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Collateral Agent or any Lender (including the Borrower Materials) by means of electronic communications pursuant to this Section, including through the Platform.
(5)Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
c.No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No course of dealing between the Borrower, the Administrative Agent, the Collateral Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
d.Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.
e.Payment of Expenses; Indemnification.
(1)The Borrower and any other Loan Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of a single primary counsel for the Administrative Agent and the Collateral Agent (and, if necessary, one local counsel in each applicable jurisdiction and one specialty counsel in each relevant specialty)), in connection with the syndication of the credit facility established hereby, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out of pocket expenses

136368826_13

incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(2)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any environmental claim related in any way to any Loan Party or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) resulted from any dispute solely among Indemnitees (other than any dispute involving claims against an Indemnitee in its respective role as the Administrative Agent, the Collateral Agent, the lead arranger or lead bookrunner or any other similar role) and not arising out of any act or omission of the Borrower or any of its Subsidiaries or Affiliates. This Section

136368826_13

9.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(3)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time, or if the Commitments have been reduced to zero, then based on such Lender’s Commitment Percentage immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank or the Swing Line Lender solely in its capacity as such, only the Revolving Loan Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Loan Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Commitments have been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.1(e).
(4)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, the Borrower and each other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee; provided that in no event shall any Indemnitee have any liability for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses) arising from the use by unintended recipients of any information or other materials distributed by it through

136368826_13

telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(5)Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(6)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
f.Successors and Assigns; Participations.
(1)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.6(b), (ii) by way of participation in accordance with Section 9.6(d), or (iii) by way of pledge or assignment of a security interest subject to Section 9.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(2)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, each such assignment shall be subject to the following conditions:
i.Minimum Amounts.
a.in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, or assignments to related Approved Funds that equal at least the amount specified in Section 9.6(b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
b.in any case not described in Section 9.6(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the

136368826_13

date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day.
ii.Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.
iii.Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.6(b)(i)(B) of this Section and, in addition:
a.the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default has occurred and is continuing at the time of such assignment, or (II) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
b.the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
c.the consent of the Issuing Bank and the Swing Line Lender shall be required for any assignment in respect of the Revolving Loan Commitments and Revolving Loans.
iv.Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.13(e) and a processing and recordation fee of $3,500; provided, the Administrative Agent may, in its sole discretion, elect to waive such

136368826_13

processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
v.No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
vi.No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
vii.Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.6(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.11, 2.12, 2.13 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, except to the

136368826_13

extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section but otherwise complies with Section 9.6(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6(d) (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(3)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, and the right, title and interest of the Lender and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof such be effective until recorded therein. This Section 9.6(c) shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Section 163(f), 871(h)(2) and 881(c)(2) of the Code.
(4)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Borrower, any Affiliate or Subsidiary of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1(a), 9.1(b), 9.1(c) or 9.1(d) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the

136368826_13

benefits of Sections 2.9, 2.12 and 2.13 subject to the requirements and limitations therein, including the requirements under Section 2.13(e) (it being understood that the documentation required under Section 2.13(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided, such Participant agrees to be subject to the provisions of Sections 2.15 as if it were an assignee under Section 9.6(b). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided that such Participant agrees to be subject to Sections 7.2 and 9.7(a) as though it were a Lender. Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as a non-fiduciary agent of the Borrower solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose, except that such Lender shall maintain the Participant Register); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(5)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender.
(6)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank;

136368826_13

provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
g.Adjustments; Set-Off. If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(g) or 8.8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than pursuant to Sections 2.9, 2.12, 2.13 or 9.5), if any, in respect of such other Lender’s Loans, its participation in Letters of Credit, or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or its participation in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
(1)If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Bank, the Swing Line Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Requirements of Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, the Collateral Agent, such Lender, the Issuing Bank, the Swing Line Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent, the Collateral Agent, such Lender, the Issuing Bank or the Swing Line Lender or any of their respective Affiliates, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Lender, the Issuing Bank, the Swing Line Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, the Collateral Agent, such Lender, the Issuing Bank, the Swing Line Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the

136368826_13

Administrative Agent, the Collateral Agent, the Issuing Bank, the Swing Line Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank, the Swing Line Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent, such Lender, the Issuing Bank, the Swing Line Lender or their respective Affiliates may have. Each Lender, the Issuing Bank and the Swing Line Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
h.Counterparts.
(1)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronically shall be effective as delivery of a manually executed counterpart of this Agreement.
(2)The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic

136368826_13

Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (x) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (y) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
i.Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
j.Integration. This Agreement, together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Bank, the Swing Line Lender and/or the an arranger, represents the entire agreement of the Borrower, the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent and supersede any and all previous agreements and understandings, oral or written, with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
k.GOVERNING LAW. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
l.Consent to Jurisdiction; Venue; etc.
(1)Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank, the Swing Line

136368826_13

Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or the Swing Line Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(2)Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(3)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
m.Acknowledgements. The Borrower hereby acknowledges that:
(1)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(2)none of the Administrative Agent, the Collateral Agent, the Issuing Bank, or any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and
(3)no joint venture exists among the Lenders, or among the Borrower and the Lenders.
n.Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

136368826_13

o.Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the credit facility established hereby, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, the Collateral Agent’s the Issuing Bank’s or any Lender’s regulatory compliance policy if the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable Requirements of Law), (c) as to the extent required by applicable Requirements of Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Lender Hedging Agreement or any agreement governing Cash Management Obligations or any action or proceeding relating to this Agreement, any other Loan Document or any Lender Hedging Agreement or any agreement governing Cash Management Obligations or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, and (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of the Loan Documents, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (i) to the extent that such information is independently developed by such Person, (j) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (k) for purposes of establishing a “due diligence” defense. For purposes of this

136368826_13

Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
p.PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) or any other Anti-Terrorism Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Terrorism Laws.
q.Keepwell. At such time as the Borrower is a Qualified ECP Guarantor at the time the guarantee by any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 9.17 voidable under applicable bankruptcy or insolvency laws, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.
r.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

136368826_13

(1)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(2)the effects of any Bail-In Action on any such liability, including, if applicable:
i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
s.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
t.Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent or the Collateral Agent, as applicable, for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent, the Collateral Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other applicable law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, the Collateral Agent and each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the

136368826_13

Collateral Agent plus interest thereon at a per annum rate equal to the Federal Funds Effective Rate from the date of such demand to the date such payment is made to the Administrative Agent or the Collateral Agent.
u.All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent, the Collateral Agent and any Persons designated by the Administrative Agent, the Collateral Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the credit facility established hereby has not been terminated.
v.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(1)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(2)As used in this Section 9.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

136368826_13

“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“FDIC” means the Federal Deposit Insurance Corporation.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

136368826_13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
J2 GLOBAL, INC., a Delaware corporation

By:    /s/ R Scott Turicchi
Name:    R. Scott Turicchi
Title:    President and Chief Financial Officer

Address for Notices:

J2 Global, Inc.
700 S. Flower Street, 15th Floor
Los Angeles, California 90017
Attention: R. Scott Turicchi
Fax: (310) 388-5410
Email: sturicchi@j2.com

with copies to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attention: Patrick Brown, Esq.
Fax: (310) 712-8800
Email: brownp@sullcrom.com

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as Administrative Agent

By:    /s/ Westley White
Name:    Westley White
Title:    Director

MUFG UNION BANK, N.A., as Collateral Agent

By:    /s/ Westley White
Name:    Westley White
Title:    Director

MUFG UNION BANK, N.A., as Lender, Issuing Bank and Swing Line Lender

By:    /s/ Westley White
Name:    Westley White
Title:    Director

Address for Notice:
MUFG Union Bank, N.A.
445 S. Figueroa Street, Floor 28
Los Angeles, CA 90071

[Signature Page to Credit Agreement]